Exhibit 10.1
Confidential materials omitted and filed separately with the
Securities and Exchange Commission.  Asterisks denote omissions.

Collaboration and License Agreement

This Collaboration and License Agreement (this “Agreement”) is dated as of February 16, 2010 (the “Effective Date”) and is made by and among Lexicon Pharmaceuticals, Inc. (formerly known as Lexicon Genetics Incorporated), a corporation organized under the laws of the State of Delaware (“Lexicon”); N.V. ORGANON, a registered company organized under the laws of the Netherlands (“Organon”) and its Affiliates Schering Corporation, a corporation organized under the laws of the State of New Jersey, acting through its Schering-Plough Research Institute division (“SPRI”) and INTERVET INC., a corporation organized under the laws of the State of Delaware (“Intervet”) (Organon, SPRI and Intervet hereinafter collectively referred to as “Schering-Plough”).  Lexicon and Schering-Plough are sometimes referred to herein individually as a “party” and collectively as the “parties.”

R E C I T A L S

WHEREAS, Lexicon, Organon and Intervet entered into a Collaboration and License Agreement dated as of May 16, 2005 (the “Predecessor Agreement Effective Date”) relating to the discovery and development of antibody and protein therapeutics for selected gene and protein targets (the “Predecessor Agreement”);

WHEREAS, Schering-Plough Corporation, SPRI’s parent company, acquired the pharmaceutical business of Akzo Nobel N.V., including ownership of Organon and Intervet, effective November 19, 2007 (the “Acquisition Effective Date”); and

WHEREAS, the parties desire to establish a new agreement in replacement of the Predecessor Agreement;

NOW, THEREFORE, in consideration of the premises and of the covenants herein contained, the parties hereto mutually agree as follows:

ARTICLE 1.    DEFINITIONS

For purposes of this Agreement, the terms defined in this Article 1 shall have the respective meanings specified below:

1.1           “Affiliate” means any corporation, company, partnership, joint venture or firm that controls, is controlled by or is under common control with a party to this Agreement. For purposes hereof, “control” means (a) in the case of a corporate entity, direct or indirect ownership of more than fifty percent (50%) of the stock or shares entitled to vote for the election of directors or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise; and (b) in the case of a non-corporate entity, direct or indirect ownership of more than fifty percent (50%) of the equity interests with the power to direct the management and policies of such non-corporate entity.

1.2           “Agreement” has the meaning specified in the initial paragraph hereof.

1.3           “Antibody” means a composition comprising a whole antibody, or any fragment thereof.

1.4           “Antisense Compound” means a composition comprising an oligonucleotide or oligonucleotide analog, whether single or double-stranded, including, without limitation, an siRNA, that hybridizes to a selected mRNA or otherwise interferes with translation or transcription of such mRNA.

1.5           “Acquisition Effective Date” has the meaning specified in the recitals of this Agreement.

1.6           “Background Materials” means Lexicon Background Materials and Schering-Plough Background Materials.

1.7           “Background Technology” means Lexicon Background Technology and Schering-Plough Background Technology.

1.8           “BLA” means a Biologics License Application (as defined in the FDC Act) filed with the FDA and any other equivalent marketing authorization application or other license, registration or other application seeking approval from a Regulatory Authority to market a Collaboration Product in the Field in any country or region within the Territory.

1.9           “Biotherapeutics Research” means the conduct of activities relating to the generation of Antibodies, Antisense Compounds and Proteins relating to Program Targets that have not become Released Targets or Reverted Targets and the identification, characterization, selection, optimization and research of Program Antibodies, Program Antisense Compounds and Program Proteins prior to their designation as Collaboration Products.  Biotherapeutics Research may include, without limitation, (a) the expression of Proteins comprising Program Targets, (b) the generation of Program Antibodies, (c) the generation of Program Antisense Compounds, (d) the development of assays for Program Antibodies, Program Antisense Compounds and Program Proteins to, inter alia, confirm the activity of such Program Antibodies, Program Antisense Compounds or Program Proteins, and (e) the optimization of such Program Antibodies, Program Antisense Compounds or Program Proteins, as the case may be, in each case with the objective of identifying Program Antibodies, Program Antisense Compounds and Program Proteins that are suitable for Development and meet the criteria required for designation as Collaboration Products.

1.10           “Biotherapeutics Research Plan” means and includes any Biotherapeutics Research Plan under the Predecessor Agreement and the plan to be developed by the Joint Research Committee and approved by the Joint Management Committee for each Contract Year in accordance with Section 5.2 hereof.

1.11           “Biotherapeutics Research Program Costs” means costs and expenses that are incurred after the Effective Date by Lexicon or its Affiliates in performing Biotherapeutics Research activities in accordance with an applicable Biotherapeutics Research Plan and its associated budget approved by the Joint Management Committee, including:

(a)           the costs of internal scientific, medical, technical and managerial personnel engaged in Biotherapeutics Research activities (together with all associated laboratory supplies, facilities and occupancy costs), which costs shall be determined based on FTE Costs, unless another basis is otherwise agreed upon by the parties in writing;

(b)           out-of-pocket expenditures directly related to such Biotherapeutics Research activities, including payments to contract research organizations, consultants and other subcontractors, subject to Section 2.2.4; and

(c)           any other costs expressly provided for and actually incurred in accordance with such Biotherapeutics Research Plan.

1.12           “Collaboration” means the program described in the Predecessor Agreement and this Agreement in which the parties have collaborated and will continue to collaborate, in each case, to identify, characterize and carry out the Biotherapeutics Research, Development and Commercialization under the Predecessor Agreement, and the Biotherapeutics Research under this Agreement, of Antibodies (and, if appropriate, Antisense Compounds) that act through, and Proteins that are encoded by, Program Targets that have not become Released Targets or Reverted Targets for use in the Field.  For clarity, the Collaboration shall be deemed to include all activities conducted by the parties and their respective Affiliates during the Collaboration Term relating to the identification, characterization and carrying out the Biotherapeutics Research of Antibodies (and, if appropriate, Antisense Compounds) that act through, and Proteins that are encoded by, Program Targets that have not (at the time such activities are conducted) become Released Targets or Reverted Targets, including any such activities that may be conducted independent of the other party or outside the scope of a Biotherapeutics Research Plan.

1.13           “Collaboration Committee” means the Joint Management Committee or Joint Research Committee.

1.14           “Collaboration Product” means a Program Antibody, Program Antisense Compound or Program Protein that has been selected for Development by Schering-Plough in accordance with Section 6.2 hereof that has not become a Released Product or a Reverted Product.

1.15           “Collaboration Term” has the meaning specified in Section 2.1.2 hereof.

1.16           “Commercialization” or “Commercialize” means any and all activities associated with marketing, promoting, distributing, importing, exporting or selling a Collaboration Product in the Field.

1.17           “Confidential Information” means any proprietary information and data received by a party or its Affiliates (the “Receiving Party”) from the other party or its Affiliates (the “Disclosing Party”) in connection with the Predecessor Agreement or this Agreement (including, without limitation, any research, testing, clinical, regulatory, marketing or other scientific or business information, plans, or data pertaining to any Collaboration Product of the Disclosing Party).  Notwithstanding the foregoing, Confidential Information shall not include any part of such information or data that:

(a)           is or becomes part of the public domain other than by unauthorized acts of the Receiving Party or its Affiliates;

(b)           can be shown by written documents to have been already in the possession of the Receiving Party or its Affiliates prior to its first disclosure under the Predecessor Agreement or this Agreement, provided such Confidential Information was not obtained directly or indirectly from the Disclosing Party under an obligation of confidentiality;

(c)           can be shown by written documents to have been disclosed to the Receiving Party or its Affiliates by a Third Party, provided such Confidential Information was not obtained directly or indirectly from the Disclosing Party under an obligation of confidentiality; or

(d)           can be shown by written documents to have been independently developed by the Receiving Party or its Affiliates without the aid, use or application of Confidential Information of the Disclosing Party.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available in the public domain or in the rightful possession of the Receiving Party unless the combination itself is published or is available in the public domain or in the rightful possession of the Receiving Party.

1.18           “Contract Year” means (a) with respect to the first Contract Year, the period beginning on the Effective Date and ending on December 31, 2009 (the “First Contract Year”), and (b) with respect to each subsequent Contract Year, the twelve (12) month period beginning on the day following the end of the First Contract Year and each succeeding twelve (12) month period thereafter. Each Contract Year (other than the First and last Contract Year, as applicable) shall be divided into four (4) “Contract Quarters” comprised of successive three (3) month periods. In the First Contract Year, the first Contract Quarter shall begin on the Effective Date and end on December 31, 2009.

1.19           “Control” or “Controlled” means, with respect to any (a) material, document, item of information, method, data or other know-how or (b) Patent Right or other intellectual property right, the possession (whether by ownership or license, other than by a license granted pursuant to this Agreement) by a party or its Affiliates of the ability to grant to the other party access, ownership, a license or a sublicense as provided herein under such item or right without violating the terms of any agreement or other arrangement with any Third Party as of the time such party would first be required hereunder to grant the other party such access, ownership, license or sublicense.

1.20           “Cover,” “Covered” or “Covering” means, with respect to a Patent Right, that, but for rights granted to a person or entity under such Patent Right, the practice by such person or entity of an invention claimed in such Patent Right would infringe a Valid Claim included in such Patent Right, or in the case of a Patent Right that is a patent application, would infringe a claim in such patent application if it were to issue as a patent.

1.21           “Development” or “Develop” means the conduct of all tests, clinical and other studies and other activities (including test method development, toxicology studies, statistical analysis and report writing, preclinical and other testing, packaging and regulatory affairs, product approval and registration activities), including such tests, studies and other activities as may be required or recommended from time to time by any Regulatory Authority to obtain, maintain or expand Regulatory Approval of a Collaboration Product or Reverted Product in the Field.

1.22           “Diligent Efforts” means the carrying out of obligations or tasks by a party (or, as applicable, its Affiliates or (sub)licensee(s)) using good faith commercially reasonable efforts, which efforts shall be consistent with the exercise of prudent scientific and business judgment in accordance with the efforts such party devotes to products or research, development or marketing projects of similar scientific and commercial potential.  For the avoidance of doubt, matters or events beyond the reasonable control of a party, such as delays or actions taken by a Regulatory Authority, that result in delays in an research program shall not constitute a lack of diligence hereunder.

1.23           “Disclosing Party” has the meaning specified in Section 1.17 hereof.

1.24           “Effective Date” means the date specified in the initial paragraph of this Agreement.

1.25           “EMEA” means the European Medicines Agency, or any successor thereto.

1.26           “Event of Default” means an event described in Section 15.2 hereof.

1.27           “FDA” means the United States Food and Drug Administration, or any successor thereto.

1.28           “FDC Act” means the United States Food, Drug and Cosmetic Act (or any successor thereto), as amended, and the rules and regulations promulgated thereunder.

1.29           “Field” means the diagnosis, prevention, control and treatment in humans or animals of any disease or condition.

1.30           “First Commercial Sale” means, with respect to a country in the Territory, the first [**] by Schering-Plough or any of its Affiliates or (sub)licensees (or, in the case of a Reverted Product, by Lexicon or any of its Affiliates or (sub)licensees) for use in the Field after the receipt of Regulatory Approval in such country. Sales for test marketing, sampling and promotional uses, clinical trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale.

1.31           “FTE” means a full-time-equivalent person-year of scientific, technical or managerial work on or directly related to Target Function Discovery Program or Biotherapeutics Research activities, as applicable, calculated on the basis of [**].

1.32           “FTE Costs” means the amounts (which amounts include salaries, fringe benefits, overtime and all other costs of employing FTEs, including overhead such as laboratory supplies, facilities and occupancy costs) determined by multiplying (a) the number of FTEs allocated by Lexicon during the relevant time period, subject to any limitations set forth in the applicable Biotherapeutics Research Plan or otherwise established by the Joint Management Committee, by (b) the applicable FTE Rate(s).

1.33           “FTE Rate” means the agreed-upon cost per FTE, which shall be adjusted annually (beginning in January 2010) by the percentage increase or decrease in the U.S. Producer Price Index for Total Manufacturing Industries (PCUOMFG#) as of the then most recent December 31 over the level of the PCUOMFG# as of the December 31 of the previous year. Such adjustments shall be the responsibility of the Joint Management Committee. The initial FTE Rate is [**] on a per annum basis.

1.34           “GAAP” means United States generally accepted accounting principles, as they exist from time to time, consistently applied.

1.35           “IND” means an Investigational New Drug application filed with the FDA or a similar application for the clinical testing of a Collaboration Product in human subjects filed with a foreign Regulatory Authority.

1.36           “Joint Management Committee” has the meaning specified in Section 3.1.1 hereof.

1.37           “Joint Research Committee” has the meaning specified in Section 3.1.2 hereof.

1.38           “Joint Research Project Team” has the meaning specified in Section 3.1.2 hereof.

1.39           “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.40           “Level 1 Phenotypic Analysis” means the analyses of the phenotypes of Mutant Mice described in Exhibit 1.40.

1.41           “Level 2 Phenotypic Analysis” means any one or more of the analyses of the phenotypes of Mutant Mice described in Exhibit 1.41.

1.42           “Lexicon Background Materials” means any Antibodies, Antisense Compounds, Proteins, Mutant Mice, reagents, assays or other materials that are (a) necessary or reasonably useful for the conduct of the Collaboration, (b) Controlled by Lexicon, (c) utilized in the Collaboration (but only to the extent so utilized) and (d) either in Lexicon’s or any of its Affiliates’ possession as of the Predecessor Agreement Effective Date or discovered or acquired by Lexicon or any of its Affiliates during the Collaboration Term but outside of the conduct of the Collaboration. Lexicon Background Materials excludes Program Targets and Program Materials.

1.43           “Lexicon Background Technology” means any inventions, information, methods, know-how, trade secrets or data that (a) are necessary or reasonably useful for the performance of the Collaboration, (b) are Controlled by Lexicon, (c) are utilized in the Collaboration (but only to the extent so utilized) and (d) either are in Lexicon’s or any of its Affiliates’ possession as of the Predecessor Agreement Effective Date or are discovered or acquired by Lexicon or any of its Affiliates during the Collaboration Term but outside of the conduct of the Collaboration.  Lexicon Background Technology includes any inventions, information, method, know-how, trade secrets or data, other than Program Technology, that are first identified or discovered in the conduct of the Target Function Discovery Program (excluding, for clarity, any inventions, information, method, know-how, trade secrets or data relating to Small Molecule Compounds or uses thereof, including, without limitation, Small Molecule Compounds acting through Program Targets).  Lexicon Background Technology also includes any inventions, information, methods, know-how, trade secrets or data relating to research and development methods and processes first identified or discovered by Lexicon or its Affiliates in the course of performing Biotherapeutics Research activities under the Collaboration, in each case that are not Program Technology.

1.44           “Major Market” means (a) the United States, (b) Japan, and (c) the European Union (under the centralized process) or any combination of three of the following five countries:  Germany, the United Kingdom, France, Italy and Spain.

1.45           “Mutant Mouse” means a mouse cell or mouse containing a selected mutation in the murine ortholog of a Program Target that is made or produced by Lexicon.  A “line of Mutant Mice” means Mutant Mice having the same selected mutation.

1.46           “Net Sales” means the aggregate gross amount invoiced by Schering-Plough and its Affiliates and (sub)licensees on all sales of Collaboration Products (or by Lexicon and its Affiliates and (sub)licensees on all sales of Reverted Products) in the Territory to a Third Party, less the following deductions from such gross amounts:

(a)           bad debts actually written off which are directly attributable or allocable to sales of the Collaboration Product or Reverted Product;

(b)           credits or allowances for damaged goods, returns or rejections or recalls of Collaboration Product or Reverted Product and shelf stock and other retroactive price adjustments actually granted;

(c)           normal and customary trade, cash, quantity and volume based discounts, allowances and credits actually given;

(d)           sales or similar taxes (other than income taxes);

(e)           freight, postage, shipping and insurance charges actually allowed or paid; and

(f)           chargebacks and rebates actually paid to managed healthcare organizations or to federal, state and local governments, their agencies, or to trade customers, including without limitation, wholesalers, hospital buying groups and chain pharmacy buying groups.

Such amounts shall be determined from the books and records of Schering-Plough and its Affiliates and (sub)licensees (or, in the case of Reverted Products, Lexicon and its Affiliates and (sub)licensees), as the case may be, maintained in accordance with GAAP.

In the event the Collaboration Product or Reverted Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, will be determined by multiplying the Net Sales of the Combination Product by the fraction, A/A+B where A is the average sale price of such Collaboration Product or Reverted Product when sold separately in finished form and B is the average sale price of the other active compounds or ingredients in the Combination Product sold separately in finished form.

In the event that the average sale price of the Collaboration Product or Reverted Product can be determined but the average sale price of the other active compounds or ingredients cannot be determined, Net Sales for purposes of determining royalty payments will be calculated by multiplying the Net Sales of the Combination Product by the fraction C/C+D where C is the selling party’s average sales price of the Collaboration Product or Reverted Product and D is the difference between the average selling price of the Combination Product and the average selling price of the Collaboration Product or Reverted Product.  If the average sale price of the other active compounds or ingredients can be determined but the average price of the Collaboration Product or Reverted Product cannot be determined, Net Sales for purposes of determining royalty payments will be calculated by multiplying the Net Sales of the Combination Product by the following formula: one minus C/C+D where C is the average selling price of the other product(s) and D is the difference between the average selling price of the Combination Product and the average selling price of the other active compounds or ingredients.

In the event that the average sales price of both the Collaboration Product or Reverted Product and the other active compounds or ingredients in the Combination Product cannot be determined, the Net Sales of the Collaboration Product or Reverted Product shall be negotiated in good faith by the parties.

The Net Sales price for a Combination Product in a given country will be calculated once each Contract Year and such price will be used during all applicable royalty reporting periods for the entire Contract Year for such country, absent extraordinary conditions or events.  When determining the average sale price of a Collaboration Product or Reverted Product or the other active compounds or ingredients in the Combination Product, the average sale price will be calculated using data arising from the twelve (12) months preceding the calculation of the Net Sales price for the Combination Product.  As used above, the term “Combination Product” means any Collaboration Product or Reverted Product sold in conjunction with any other active component(s) (whether packaged together or in the same therapeutic formulation).

Free samples of Collaboration Product or Reverted Product and the disposition of Collaboration Product or Reverted Product for, or the use of Collaboration Product or Reverted Product in, human clinical trials in which such Collaboration Product or Reverted Product is provided to patients without any payment shall not result in any Net Sales.

1.47           “Patent Prosecution” has the meaning specified in Section 11.2.1 hereof.

1.48           “Patent Rights” means all existing patents and patent applications and all patent applications hereafter filed and patents hereafter issued, including, without limitation, any continuations, continuations-in-part, divisions, provisionals or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplemental protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

1.49           “Phase 1 Clinical Trial” means a human clinical trial in any country that is intended to initially evaluate the safety or pharmacological effect of a Collaboration Product in subjects or that would otherwise satisfy requirements of 21 CFR 312.21(a), or its foreign equivalent.  For purposes of this Agreement, “Commencement of a Phase 1 Clinical Trial” for a Collaboration Product means the first introduction of such Collaboration Product into a human patient in a Phase 1 Clinical Trial.

1.50           “Phase 2 Clinical Trial” means a human clinical trial in any country that is intended to initially evaluate the effectiveness of a Collaboration Product for a particular indication or indications in patients with the disease or indication under study or that would otherwise satisfy requirements of 21 CFR 312.21(b), or its foreign equivalent.  For purposes of this Agreement, “Commencement of a Phase 2 Clinical Trial” for a Collaboration Product means the first introduction of such Collaboration Product into a human patient in a Phase 2 Clinical Trial.

1.51           “Phase 3 Clinical Trial” means a pivotal human clinical trial in any country the results of which could be used to establish safety and efficacy of a Collaboration Product as a basis for a BLA or that would otherwise satisfy the requirements of 21 CFR 312.21(c) or its foreign equivalent.  For purposes of this Agreement, “Commencement of a Phase 3 Clinical Trial” for a Collaboration Product means the first introduction of such Collaboration Product into a human patient in a Phase 3 Clinical Trial.

1.52           “Post-Approval Study” means a human clinical trial conducted after Regulatory Approval of the applicable Collaboration Product for the applicable indication has been obtained in the relevant country.

1.53           “Predecessor Agreement” has the meaning specified in the recitals of this Agreement.

1.54           “Predecessor Agreement Effective Date” has the meaning specified in the recitals of this Agreement.

1.55           “Program Director” has the meaning specified in Section 3.2 hereof.

1.56           “Program Antibody” means an Antibody that: (a) (i) is selected by the Joint Research Committee for research, optimization or preclinical evaluation in the conduct of the Collaboration, (ii) is Controlled by a party, and (iii) binds to or otherwise modulates a Program Target; (b) is first [**] in the conduct of the Collaboration; (c) binds to or otherwise modulates a Program Target and is first identified or discovered by Schering-Plough or its Affiliates after Schering-Plough’s selection for Development of a Collaboration Product for such Program Target and prior to the earlier of (i) the time that such Program Target has become a Released Target or Reverted Target and (ii) the expiration or earlier termination of this Agreement with respect to such Collaboration Product pursuant to Article 15 hereof; or (d) is otherwise designated a Program Antibody by the Joint Management Committee.

1.57           “Program Antisense Compound” means an Antisense Compound that: (a)(i) is selected by the Joint Research Committee for research, optimization or preclinical evaluation in the conduct of the Collaboration, (ii) is Controlled by a party, and (iii) binds to or otherwise modulates a Program Target; (b) is first [**] in the conduct of the Collaboration; (c) binds to or otherwise modulates a Program Target and is first identified or discovered by Schering-Plough or its Affiliates after Schering-Plough’s selection for Development of a Collaboration Product for such Program Target and prior to the earlier of (i) the time that such Program Target has become a Released Target or Reverted Target and (ii) the expiration or earlier termination of this Agreement with respect to such Collaboration Product pursuant to Article 15 hereof; or (d) is otherwise designated a Program Antisense Compound by the Joint Management Committee.

1.58           “Program Intellectual Property” means Program Patent Rights and any other proprietary rights in Program Material and Program Technology.

1.59           “Program Materials” means (a) any Program Antibodies, (b) any Program Antisense Compounds, (c) any Program Proteins, and (d) any other materials other than Program Antibodies, Program Antisense Compounds or Program Proteins first identified or discovered in the conduct of the Collaboration.  For clarity, Program Materials specifically excludes Small Molecule Compounds, including, without limitation, Small Molecule Compounds acting through Program Targets.

1.60           “Program Patent Rights” means any Patent Rights that are Controlled by one or both parties and that Cover any Program Technology or Program Materials. For clarification, such Program Patent Rights include the entire scope of all of the claims contained in such Patent Rights.

1.61           “Program Protein” means a Protein that: (a) (i) is selected by the Joint Research Committee for research, optimization or preclinical evaluation in the conduct of the Collaboration, (ii) is Controlled by a party, and (iii) is encoded by a Program Target or derived from (e.g., by means of amino acid substitutions, additions, deletions, and C- and N-terminal fusions) a Protein encoded by a Program Target; (b) is first [**] in the conduct of the Collaboration; (c) is encoded by a Program Target or derived from (e.g., by means of amino acid substitutions, additions, deletions, and C- and N-terminal fusions) a Protein encoded by a Program Target and is first identified or discovered by Schering-Plough or its Affiliates after Schering-Plough’s selection for Development of a Collaboration Product for such Program Target and prior to the earlier of (i) the time that such Program Target has become a Released Target or Reverted Target and (ii) the expiration or earlier termination of this Agreement with respect to such Collaboration Product pursuant to Article 15 hereof; or (d) is otherwise designated a Program Protein by the Joint Management Committee.

1.62           “Program Target” means one of the three hundred (300) human genes selected in accordance with the Predecessor Agreement (in each case, identified by the full-length cDNA or amino acid sequence of the gene or, in the event the gene has more than one splice variant form, by the full-length cDNA or amino acid sequence of at least one splice variant form of such gene) and the products encoded by such gene, including, without limitation, (a) any [**] from such gene [**], (b) any [**] encoded by any such gene, and (c) any [**] encoded by any such gene.

1.63           “Program Technology” means any inventions, information, methods, know-how, trade secrets or data that (a) are Controlled by a party or jointly by the parties and (b)(i) relate to the use of Program Antibodies, Program Antisense Compounds or Program Proteins, (ii) relate to the use of a Program Target to identify Antibodies or Antisense Compounds acting through such Program Targets, and the use of such Antibodies or Antisense Compounds in the Field, (iii) relate to the use of Protein(s) encoded by such Program Target in the Field, or (iv) are first identified or discovered in the conduct of the Collaboration or in the Development of a Collaboration Product.  Notwithstanding the foregoing, Program Technology does not include any inventions, information, methods, know-how, trade secrets or data (A) relating to [**], (B) relating to [**], in each case that do not [**], or (C) relating to Small Molecule Compounds or uses thereof, including, without limitation, Small Molecule Compounds acting through Program Targets.

1.64           “Protein” means a composition comprising a high molecular weight (i.e., weighing more than [**]), polymer compound composed of a variety of amino acids joined by peptide linkages, or any fragment thereof.

1.65           “Receiving Party” has the meaning specified in Section 1.17 hereof.

1.66           “Regulatory Approval” means any and all approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations, or authorizations of any federal, national, multinational, state, provincial or local regulatory agency, department bureau or other governmental entity that are necessary for the Manufacture, use, storage, import, transport, promotion, marketing and sale of a Collaboration Product (or, as applicable, Reverted Product) in the Field in a country or group of countries.

1.67           “Regulatory Authority” means any governmental authority in a country or region that regulates the manufacture or sale of pharmaceutical products, including the FDA and the EMEA, and any successors thereto.

1.68           “Released Product” means any and all of the following: (a) a Program Antibody or Program Antisense Compound that acts through a Released Target, or (b) a Program Protein that is encoded by a Released Target, including, in each such case, any such Program Antibody, Program Antisense Compound or Program Protein that had been selected by Schering-Plough for Development as a Collaboration Product.

1.69           “Released Target” means (a) one of the [**] Program Targets separately designated by the parties in writing as being released from the Collaboration effective as of the Effective Date, (b) a Program Target that is designated by the Joint Management Committee, in accordance with Section 2.3, as being released from the Collaboration effective as of the date of such designation, or (c) a Reverted Target that is subsequently designated as such by Schering-Plough, subject to and in accordance with the provisions of Section 9.4, as its remedy for Lexicon’s failure to satisfy its diligence obligations with respect thereto.

1.70           “Reverted Product” means any and all of the following: (a)(i) a Program Antibody or Program Antisense Compound that acts through a Reverted Target, or (ii) a Program Protein that is encoded by a Reverted Target, including, in each such case, any such Program Antibody, Program Antisense Compound or Program Protein that had been selected by Schering-Plough for Development as a Collaboration Product; and (b) any other Antibody, Antisense Compound or Protein that is claimed in a Program Patent Right and that has been developed or acquired by Lexicon after such target has been designated a Reverted Target.

1.71           “Reverted Target” means (a) a Program Target for which rights are vested in Lexicon in accordance with Section 2.3, effective as of the date of such vesting, or (b) a Program Target designated as such by Lexicon, subject to and in accordance with the provisions of Section 9.2, as its remedy for Schering-Plough’s failure to satisfy its diligence obligations with respect thereto.

1.72           “Schering-Plough Background Materials” means any Antibodies, Antisense Compounds, Proteins, assays, reagents or other materials that are (a) necessary or reasonably useful for the conduct of the Collaboration, (b) Controlled by Schering-Plough, (c) utilized in the Collaboration (but only to the extent so utilized) and (d) either in Schering-Plough’s or any of its Affiliates’ possession as of the Predecessor Agreement Effective Date (in the case of Organon or Intervet) or as of the Acquisition Effective Date (in the case of Schering-Plough and its Affiliates other than Organon or Intervet) or discovered or acquired by Schering-Plough or any of its Affiliates during the Collaboration Term but outside of the conduct of the Collaboration. Schering-Plough Background Materials excludes Program Targets, Program Antibodies, Program Antisense Compounds and Program Proteins.

1.73           “Schering-Plough Background Technology” means any inventions, information, methods, know-how, trade secrets or data that (a) are necessary or reasonably useful for the performance of the Collaboration, (b) are Controlled by Schering-Plough, (c) are utilized in the Collaboration (but only to the extent so utilized) and (d) either are in Schering-Plough’s or any of its Affiliates’ possession as of the Predecessor Agreement Effective Date (in the case of Organon or Intervet) or as of the Acquisition Effective Date (in the case of Schering-Plough and its Affiliates other than Organon or Intervet) or are discovered or acquired by Schering-Plough or any of its Affiliates during the Collaboration Term but outside of the conduct of the Collaboration.  Schering-Plough Background Technology also includes any inventions, information, methods, know-how, trade secrets or data (i) relating to research and development methods and processes first identified or discovered by Schering-Plough or its Affiliates in the course of performing Biotherapeutics Research or Development activities under the Collaboration or (ii) relating to manufacturing and analytical methods and processes first identified or discovered by Schering-Plough or its Affiliates in the course of manufacture of a Collaboration Product, in each case that are not Program Technology.

1.74           “Small Molecule Compound” means a composition comprising a chemical compound, whether synthetic or naturally-derived,  that is not an Antibody, an Antisense Compound or a Protein.

1.75           “Target Function Discovery Program” has the meaning specified in Section 2.1.1 hereof.

1.76           “Target Function Discovery Program Costs” means the following amounts:

(a)           the costs of internal scientific, medical, technical and managerial personnel of Lexicon or its Affiliates engaged in [**] (together with all associated laboratory supplies, facilities and occupancy costs) from and after the Effective Date, which costs shall be determined based on FTE Costs, unless another basis is otherwise agreed upon by the parties in writing; and

(b)           out-of-pocket expenditures, if any, expressly approved by the Joint Management Committee and actually incurred after the Effective Date by Lexicon or its Affiliate(s) in conducting the Target Function Discovery Program, subject to Section 2.2.4.

1.77           “Target Function Discovery Program Term” has the meaning specified in Section 4.1.2 hereof.

1.78           “Territory” means all of the countries of the world.

1.79           “Therapeutic Area” means any one of the following areas with respect to which the Joint Research Committee may approve Level 2 Phenotypic Analysis of Mutant Mice relating to a Program Target: (a) metabolism and endocrinology, (b) cardiology, (c) neurology, (d) oncology, (e) immunology, (f) ophthalmology and (g) any other therapeutic area for which Lexicon subsequently develops Level 2 Phenotypic Analysis capabilities and focuses its own internal drug discovery efforts.

1.80           “Third Party” means any person or entity other than Lexicon, Schering-Plough and their respective Affiliates.

1.81           “Valid Claim” means a claim of an issued and unexpired patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

ARTICLE 2.   COLLABORATION OVERVIEW

2.1           General.

2.1.1           Objectives.  The parties intend to carry out their obligations and responsibilities under the Collaboration in accordance with the provisions of Articles 2, 5, 6 and 7 of this Agreement.  It is intended that Biotherapeutics Research will be conducted as a unified collaborative effort with activities by the parties carried out primarily at each party’s respective facilities, and this intent shall be reflected in the applicable Biotherapeutics Research Plan(s).  In support of the Collaboration, Lexicon will conduct efforts, using its technology for the generation and analysis of the phenotypes of Mutant Mice, to identify and validate Program Targets with potential utility in the Field (the “Target Function Discovery Program”).

2.1.2           Collaboration Term.  The Collaboration shall be deemed to have commenced on the Predecessor Agreement Effective Date with respect to Lexicon, Organon and Intervet, and on the Acquisition Effective Date with respect to Schering-Plough, and shall continue on a Program Target-by-Program Target basis, until the earliest of (a) the time that such Program Target has become a Released Target or Reverted Target, (b) the time that a Collaboration Product for such Program Target has been selected for Development by Schering-Plough, and (c) the expiration or earlier termination of this Agreement pursuant to Article 15 hereof (the “Collaboration Term”).

2.2           Conduct of Collaboration.

2.2.1           Efforts. The parties shall conduct the Collaboration in good scientific manner in accordance and in compliance with applicable Laws. Each party shall use Diligent Efforts to conduct the activities of the Collaboration that are assigned to it under this Agreement or a Biotherapeutics Research Plan, and each shall devote sufficient resources to carry out such respective activities. While the parties acknowledge and agree that neither party guarantees the success of the Collaboration or any individual task undertaken thereunder, each party agrees that it will perform the activities assigned to it under the Collaboration in a professional manner.

2.2.2           Resources. Over the course of the Collaboration, tasks will be allocated between the parties in accordance with the following principles and objectives: (a) Lexicon will be solely responsible for conducting the Target Function Discovery Program; (b) except to the extent otherwise provided in an applicable Biotherapeutics Research Plan, Schering-Plough will be principally responsible for conducting Biotherapeutics Research activities; and (c) Schering-Plough will be exclusively responsible for Development and Commercialization activities.

2.2.3           Subcontractors. In accordance with Section 2.2.2, the parties will endeavor to optimize the allocation of their resources for the conduct of the Collaboration. As necessary and in furtherance of the Collaboration, however, (a) Lexicon may enter into agreements or subcontracts for Target Function Discovery Program activities in accordance with this Section 2.2.3, (b) either party may enter into agreements or subcontracts for Biotherapeutics Research activities in accordance with this Section 2.2.3, and (c) Schering-Plough may enter into agreements or subcontracts for Development or Commercialization activities in accordance with this Section 2.2.3; provided that (i) none of the rights of the other party hereunder are diminished or otherwise adversely affected as a result of such subcontracting and (ii) the subcontractor undertakes in writing obligations of confidentiality and non-use regarding the other party’s Confidential Information that are substantially the same as those undertaken by Schering-Plough and Lexicon pursuant to Article 12 hereof. In the event a party performs one or more of its obligations under the Collaboration through a subcontractor, then such party shall at all times be responsible for the performance of such subcontractor.

2.2.4           Reports.  Lexicon shall submit reports, not less than [**], to the Joint Management Committee detailing its activities under the Target Function Discovery Program. Each party shall submit reports, not less than [**], to the Joint Management Committee, as may be required by the then-current Biotherapeutics Research Plan(s), detailing its activities under the Biotherapeutics Research Program.

2.3           Release and Reversion of Program Targets.  The parties have designated [**] Program Targets as Released Targets effective as of the Effective Date.  Upon the request of Schering-Plough at any time with respect to any other Program Target that has not become a Reverted Target, the Joint Management Committee will consider in good faith whether such Program Target should be designated as a Released Target, and may, by unanimous agreement of its members, designate such Program Target as a Released Target, effective as of the date of such designation.  In the absence of such a designation, Schering-Plough may, at its option, designate any such Program Target as a Released Target by delivering written notice of such designation to Lexicon, and such Program Target shall become a Released Target [**] following such notice unless Lexicon shall have delivered notice to Schering-Plough within such [**] period of its election to designate such Program Target as a Reverted Target, with rights to such Reverted Target vesting in Lexicon effective as of the date of such notice.  In addition, Lexicon may, at its option, designate as a Reverted Target any Program Target with respect to which Schering-Plough has failed to satisfy its diligence obligations under Section 9.1, subject to and in accordance with the provisions of Section 9.2.  Lexicon shall have the rights set forth in Sections 8.2.2 and 9.2, subject to the obligations set forth in Sections 9.4, 10.5 and 10.6, with respect to Reverted Products.

2.4           Exclusivity.  During the Collaboration Term, each party shall work exclusively with the other party under the terms of this Agreement with respect to Biotherapeutics Research, Development and Commercialization of (a) Program Antibodies, Program Antisense Compounds and other Antibodies and Antisense Compounds acting through Program Targets that have not become Released Targets or Reverted Targets and (b) Program Proteins and other Protein(s) encoded by Program Targets that have not become Released Targets or Reverted Targets.  Without limiting the foregoing, during the Collaboration Term, neither party nor any of its Affiliates shall research, develop or Commercialize (a) any Antibody or Antisense Compound acting through a Program Target that has not become a Released Target or Reverted Target or (b) any Protein encoded by a Program Target that has not become a Released Target or Reverted Target, except for the Biotherapeutics Research of Program Antibodies, Program Antisense Compounds and Program Proteins and the Development and Commercialization of Collaboration Products, in each case in the Collaboration and in accordance with the terms of this Agreement.  In addition, after Schering-Plough’s selection for Development of a Collaboration Product for a Program Target, neither party nor any of its Affiliates shall research, Develop or Commercialize (a) any Antibody or Antisense Compound acting through such Program Target or (b) any Protein encoded by such Program Target, except for the Biotherapeutics Research of Program Antibodies, Program Antisense Compounds and Program Proteins and the Development and Commercialization of Collaboration Products, in each case in accordance with the terms of this Agreement, until the earlier of (i) the time that such Program Target has become a Released Target or Reverted Target, and (ii) the expiration or earlier termination of this Agreement with respect to such Collaboration Product pursuant to Article 15 hereof.  For the avoidance of doubt, the exclusivity provisions of this section shall not apply to any Program Target that becomes a Released Target or a Reverted Target.

2.5           Collaboration Records.

2.5.1           All work conducted by each party in the course of the Collaboration shall be completely and accurately recorded, in reasonable detail and in good scientific manner, in separate laboratory notebooks. On reasonable notice, and at reasonable intervals, each party shall have the right to inspect and copy all such records of the other party reflecting Program Technology or work done under the Collaboration, to the extent reasonably required to carry out its respective obligations and to exercise its respective rights hereunder. Notwithstanding the definition of “Confidential Information,” all such records shall constitute Confidential Information of the party owning such records.

2.5.2           In order to protect the parties’ Patent Rights under U.S. law in any inventions conceived or reduced to practice during or as a result of the Collaboration, each party agrees to maintain a policy or set of procedures that requires its employees to record and maintain all data and information developed during the Collaboration in such a manner as to enable the parties to use such records to establish the earliest date of invention or diligence to reduction to practice. At a minimum, the policy or procedures shall require such individuals to record all inventions generated by them in standard laboratory notebooks or other suitable means that are dated and corroborated by non-inventors on a regular, contemporaneous basis.

2.6           Disclosure of Collaboration Results. Subject to restrictions imposed by a party’s confidentiality obligations to any Third Party with respect to Background Materials or Background Technology, each party will disclose to the Joint Research Committee all Program Technology that is discovered, invented or made by such party during the course of the Collaboration and that is useful in or relates to the Collaboration, including, without limitation, information regarding Program Targets, Program Antibodies, Program Antisense Compounds and Program Proteins and uses thereof and the results of all Biotherapeutics Research studies.  Such Program Technology will be promptly disclosed to the Joint Research Committee, with meaningful discoveries or advances being communicated as promptly as practicable after such information is obtained or its significance is appreciated.  Upon written request by any member of the Joint Research Committee, each party will provide the other with copies of the raw data generated in the course of the Collaboration, if reasonably necessary to the other party’s work under the Collaboration. Any information disclosed pursuant to this Section 2.6 may be used by the other party solely for the purposes of the Collaboration or as otherwise expressly permitted in this Agreement.

2.7           Material Transfer.  In order to facilitate the Collaboration, either party may provide to the other party certain Program Materials and Background Materials Controlled by the supplying party (other than under this Agreement) for use by the other party in furtherance of the Collaboration.  All such Program Materials shall be considered the Confidential Information of both parties and shall be subject to the restrictions in Article 12. All Background Materials shall be considered the Confidential Information of the supplying party and shall be subject to the restrictions in Article 12. Except as otherwise provided under this Agreement, all such Program Materials and Background Materials delivered to the other party shall remain the sole property of the supplying party, shall be used only in furtherance of the Collaboration and solely under the control of the other party and its Affiliates, shall not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying party and shall not be used in research or testing involving human subjects. The Program Materials and Background Materials supplied under this Section 2.7 must be used with prudence and appropriate caution in any experimental work, since not all of their characteristics may be known. THE PROGRAM MATERIALS AND BACKGROUND MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

2.8           Third Party Licenses. During the Collaboration Term, either party may propose that the Joint Management Committee determine whether a Third Party license is required or beneficial for Biotherapeutics Research of a Program Target or of a Collaboration Product in the Field. In the event the Joint Management Committee determines that such Third Party license is required or beneficial, Schering-Plough shall be responsible for obtaining such license.  In making any such determination provided for in this Section 2.8 as to the need for or benefit of any such Third Party license, due consideration shall be given to the advisability of seeking an opinion of counsel and the efforts required to design around the patents at issue.

2.9           Regulatory Matters. The preparation, filing, prosecution and maintenance of INDs, BLAs and other regulatory filings required to be filed with any Regulatory Authority with regard to each Collaboration Product will be in the name of and the responsibility of Schering-Plough. Schering-Plough shall oversee, monitor and coordinate all regulatory actions, communications and filings with and submissions, including filings and submissions of supplements and amendments thereto, to Regulatory Authorities with respect to each Collaboration Product.

ARTICLE 3.    COLLABORATION MANAGEMENT

3.1           Collaboration Committees.

3.1.1           Joint Management Committee. As soon as practicable after the Effective Date, Schering-Plough and Lexicon shall establish a Joint Management Committee (the “Joint Management Committee”) comprised of [**] representatives designated by Schering-Plough and [**] representatives designated by Lexicon, each of whom shall have experience and seniority sufficient to enable him or her to make decisions on behalf of the party he or she represents; provided that Schering-Plough and Lexicon may, by mutual agreement, designate an appropriate number of additional representatives from time to time.

3.1.2           Joint Research Committee. As soon as practicable after the Effective Date, Schering-Plough and Lexicon shall establish a Joint Research Committee (the “Joint Research Committee”) comprised of [**] representatives designated by Schering-Plough and [**] representatives designated by Lexicon, each of whom shall have experience and seniority sufficient to enable him or her to make decisions on behalf of the party he or she represents; provided that Schering-Plough and Lexicon may, by mutual agreement, designate an appropriate number of additional representatives from time to time. From time to time during the Collaboration Term, the Joint Research Committee may establish one or more Joint Research Project Teams (each, a “Joint Research Project Team”) to implement various aspects of the applicable Biotherapeutics Research Plan. Such teams shall be governed in the same manner and subject to the relevant requirements as set forth herein for the Joint Research Committee.

3.2           Program Directors.  Each party shall appoint one of its designees on the Joint Management Committee (and who may, but need not also be, a member of the Joint Research Committee) to serve as a program director (each, a “Program Director”) with responsibility for overseeing the day-to-day activities of the parties with respect to the Collaboration and for being the primary point of contact between the parties with respect to the Collaboration.

3.3           Replacement of Collaboration Committee Representatives and Program Directors.  Each party shall be free to replace its representative members of any Collaboration Committee and its Program Director with new appointees who have authority to act on behalf of such party, on notice to the other party.

3.4           Responsibilities of Joint Management Committee.  The Joint Management Committee shall be responsible for overseeing and directing the parties’ interaction and performance of their respective obligations under this Agreement.  Without limiting the generality of the foregoing, its duties during its term shall include:

(a)           preparing such procedures as may be necessary for the operation of the Joint Management Committee, Joint Research Committee, and other committees the Joint Management Committee decides to establish to assure the efficient operation of the Collaboration;

(b)           reviewing and approving the annual Biotherapeutics Research Plans proposed by the Joint Research Committee, including the budget for any Lexicon work to be funded by Schering-Plough, and any modifications thereto as recommended by the Joint Research Committee;

(c)           overseeing the implementation of such Biotherapeutics Research Plans;

(d)           upon request by Schering-Plough, promptly determining whether to designate a Program Target as a Released Target;

(e)           facilitating the transfer of technology between the parties through the Joint Research Committee;

(f)           overseeing Patent Prosecution and other matters contemplated by Article 12 and, if appropriate, delegating responsibility for such matters, subject to oversight by the Joint Management Committee, to a committee appointed by the Joint Management Committee for such purpose;

(g)           evaluating potential licenses from Third Parties, and determining their utility in the Collaboration (if any);

(h)           evaluating the progress of the Joint Research Committee, and on a quarterly basis at a minimum, evaluating the progress of the Biotherapeutics Research Plan against its respective timeline;

(i)           overseeing the maintenance of an inventory of the assets generated pursuant to the Collaboration;

(j)           resolving matters within the responsibilities of the Joint Research Committee as to which the members of the Joint Research Committee are unable to reach a consensus, and dissolving the Joint Research Committee when its duties under the Collaboration are complete;

(k)           resolving disagreements between the parties with respect to the matters contemplated by Article 8 hereof; and

(l)           addressing issues and resolving differences that may arise between the parties.

The Joint Management Committee shall not have the power to amend the terms of or waive compliance with this Agreement.

3.5           Responsibilities of Joint Research Committee.  The Joint Research Committee shall be responsible for preparing for approval by the Joint Management Committee and implementing the applicable annual Biotherapeutics Research Plan, with the objective of expeditiously identifying Program Antibodies, Program Antisense Compounds and Program Proteins meeting the criteria for Development as Collaboration Products.  Without limiting the generality of the foregoing, its duties during its term shall include:

(a)           overseeing the implementation of the Target Function Discovery Program;

(b)           establishing criteria for the selection of Program Antibodies, Program Antisense Compounds and Program Proteins;

(c)           selecting Program Antibodies, Program Antisense Compounds and Program Proteins for characterization and optimization in the conduct of the Collaboration;

(d)           monitoring, reviewing and reporting on the progress of the Biotherapeutics Research Program;

(e)           recommending Program Antibodies, Program Antisense Compounds and Program Proteins for Development by Schering-Plough as Collaboration Products; and

(f)           performing such other activities as are contemplated by the terms of this Agreement.

The Joint Research Committee shall report its activities and make proposals to the Joint Management Committee at least [**], but more frequently as appropriate. The Joint Research Committee shall not have the power to amend or waive compliance with this Agreement.

3.6           Meetings of Collaboration Committees.  As applicable, each Collaboration Committee shall meet at least [**], or as frequently as the parties deem appropriate, on such dates and at such times as the parties shall agree, on [**] written notice to the other party unless such notice is waived by the parties.  Each Collaboration Committee may convene or be polled or consulted from time to time by means of telecommunications, videoconferences or correspondence, as deemed necessary or appropriate by the parties.  To the extent that meetings are held in person, they shall alternate between the offices of the parties unless the parties otherwise agree.

3.7           Decisions.

3.7.1           Quorum; Voting.  A quorum for a meeting of a Collaboration Committee shall require the presence of at least one Lexicon member (or designee) and at least one Schering-Plough member (or designee) in person or by telephone.  All decisions made or actions taken by a Collaboration Committee shall be made unanimously by its members, with the Lexicon members cumulatively having one vote and the Schering-Plough members cumulatively having one vote; provided that, in the event the members of the Joint Management Committee are unable to reach unanimity as to the approval of a Biotherapeutics Research Plan or budget under Section 3.4(b), then, subject to the obligations of Schering-Plough under Section 9.1, the members of the Joint Management Committee designated by Schering-Plough shall have the right to approve such Biotherapeutics Research Plan and budget; provided, further, that in no event shall Lexicon or its Affiliates be assigned any responsibilities or obligations under any Biotherapeutics Research Plan without the agreement of the Lexicon members of the Joint Management Committee.

3.7.2           Dispute Resolution.

3.7.2.1                 In the event that unanimity cannot be reached by the Joint Research Committee with respect to a matter that is a subject of its decision-making authority, then the matter shall be referred for further review and resolution to the Joint Management Committee.  In the event that unanimity cannot be reached by the Joint Management Committee with respect to a matter that is a subject of its decision-making authority, then the matter shall be referred for further review and resolution to the President of Schering-Plough’s research division, or such other similar position designated by Schering-Plough from time to time, and the Chief Executive Officer of Lexicon, or such other similar position designated by Lexicon from time to time.  The designated officers of each party shall use reasonable efforts to resolve the matter within [**] after the matter is referred to them.

3.7.2.2                 If the designated officers cannot resolve any matter pursuant to Section 3.7.2.1 within such [**] period, the matter shall be referred to a Third Party arbitrator or arbitrators, in accordance with the following procedures, whose decision shall be [**]; provided that failure of the Joint Management Committee to agree to designate a Program Target as a Released Target shall not be subject to arbitration under this Section 3.7.2.2.  The arbitration proceeding shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association, with the proceedings to be held in Houston, Texas if the arbitration is requested by Schering-Plough or in Newark, New Jersey if the proceedings are requested by Lexicon. The parties shall attempt to mutually agree upon a single independent Third Party arbitrator (who shall be a professional with appropriate experience in the subject matter at issue in such disagreement) within [**] after the initial referral of such matter to the designated officers.  If the parties are unable to mutually agree upon one such person, then each party shall appoint one independent Third Party professional with appropriate experience in the subject matter at issue in such disagreement prior to the expiration of such [**] period, and within [**] after the initial referral of such matter to the designated officers, such person(s) shall select a single independent Third Party arbitrator, who shall be a professional with appropriate experience in the subject matter at issue in such disagreement.  Within [**] after the initial referral of such matter to the designated officers, the arbitrator shall provide written notice to the parties regarding his or her determination regarding such disagreement.

3.8           Administration.  The chairperson of each Collaboration Committee shall be designated annually on an alternating basis between the parties.  The initial chairperson shall be selected by Schering-Plough.  The party not designating the chairperson shall designate one of its representative members as secretary to such Collaboration Committee for such year.  The chairperson shall be responsible for calling meetings of such Collaboration Committee, sending notices of meetings to all members and for leading such meetings.

3.9           Minutes.  Within [**] after each Collaboration Committee meeting, the secretary of such Collaboration Committee shall prepare and distribute minutes of the meeting, that shall provide a description in reasonable detail of the discussions had at the meeting and a list of any actions, decisions or determinations approved by such Collaboration Committee.  The secretary shall be responsible for circulation of all draft and final minutes.  Draft minutes shall be first circulated to the chairperson, edited by the chairperson and then circulated in final draft form to all members of such Collaboration Committee sufficiently in advance of the next meeting to allow adequate review and comment prior to the meeting.  Minutes shall be approved or disapproved, and revised as necessary, at the next meeting.  Final minutes shall be distributed to the members of such Collaboration Committee.

3.10           Term.  The Joint Management Committee shall exist until the termination or expiration of the Collaboration Term.  Each other Collaboration Committee shall exist until the termination or expiration of the Collaboration Term unless earlier dissolved by the Joint Management Committee following the completion of its duties under the Collaboration.

3.11           Expenses.  Each party shall be responsible for all travel and related costs for its representatives to attend meetings of, and otherwise participate on, a Collaboration Committee.

ARTICLE 4.    TARGET FUNCTION DISCOVERY PROGRAM

4.1           General.

4.1.1           Generation and Analysis of Mutant Mice.  The parties acknowledge and agree that, as of the Effective Date, Lexicon has completed the development and Level 1 Phenotypic Analysis of Mutant Mice for each Program Target that has not become a Released Target or Reverted Target.  During the balance of the Target Function Discovery Program, Lexicon shall use Diligent Efforts to complete Level 2 Phenotypic Analysis of lines of Mutant Mice under the supervision of the Joint Research Committee and to the extent and degree specified in the Predecessor Agreement.

4.1.2           Target Function Discovery Program Term.  The Target Function Discovery Program shall continue until December 31, 2009 and all work under the Target Function Discovery Program shall be completed by that date (the “Target Function Discovery Program Term”).

4.2           Reporting and Oversight of Target Function Discovery Program Progress.  Lexicon shall keep the Joint Research Committee fully informed of the progress of its activities under the Target Function Discovery Program.  Within [**] following the Effective Date, Lexicon shall prepare, and provide to the Joint Research Committee, a reasonably detailed written summary report which shall (a) describe the work performed by Lexicon in the Target Function Discovery Program since its last report to the Joint Research Committee regarding the Target Function Discovery Program, and (b) describe the phenotypes identified through such work that are suggestive, in Lexicon’s good faith scientific judgment, of the potential utility of the corresponding Program Targets in the Field.  In addition, Lexicon shall provide the Joint Research Committee with access to all data, information and conclusions from such work so as to enable the Joint Research Committee to make its own determinations as to which Mutant Mice exhibit a phenotype suggestive of the potential utility of the corresponding Program Target in the Field.  For each such phenotype described, that in the opinion of the Joint Research Committee warrants further consideration of a Biotherapeutics Research Plan, the Joint Research Committee will provide the basis for such opinion to the Joint Management Committee.  Similarly, the Joint Research Committee will present the information for those Program Targets that in its opinion, based on the phenotypic information described, do not warrant further consideration for a Biotherapeutics Research Plan.  Based on the presentation of such information, the Joint Management Committee will decide which Program Targets should progress to a Biotherapeutics Research Plan and which shall be designated as Released Targets.

4.3           Requests for Mice for Released Targets.  For [**] (but no longer than [**]), upon the request of Schering-Plough for a line of Mutant Mice made in the Target Function Discovery Program for such Released Target, Lexicon shall use Diligent Efforts to transfer to Schering-Plough a viable, healthy breeding pair of mice from such line of such Mutant Mice, with the obligation to supply a replacement pair if necessary, for Schering-Plough’s internal research use.

ARTICLE 5.    BIOTHERAPEUTICS RESEARCH PROGRAM

5.1           General.  The parties shall continue to pursue Biotherapeutics Research relating to Program Targets that have not become Released Targets or Reverted Targets under the direction of the Joint Research Committee in accordance with annual Biotherapeutics Research Plans.  Unless otherwise agreed by the Joint Management Committee, Schering-Plough will be principally responsible for conducting Biotherapeutics Research activities from and after the Effective Date, with Lexicon participating in such activities to the extent provided in an applicable Biotherapeutics Research Plan.

5.2           Biotherapeutics Research Plans.

5.2.1           The Joint Research Committee shall prepare and the Joint Management Committee shall approve the Biotherapeutics Research Plan for every Contract Year (other than the First Contract Year) following the Effective Date during the Collaboration Term at least [**] prior to the commencement of such Contract Year.  The Biotherapeutics Research Plan for the First Contract Year shall be prepared by the Joint Research Committee and approved by the Joint Management Committee within [**] after the Effective Date.  The responsibility of the Joint Research Committee to prepare annual Biotherapeutics Research Plans shall terminate upon the agreement of the parties to cease further Biotherapeutics Research regarding Program Targets.

5.2.2           Each annual Biotherapeutics Research Plan shall be in writing and shall set forth with reasonable specificity the Biotherapeutics Research objectives, priorities, activities, milestones, budgets, personnel requirements, other resources and allocations of responsibilities between the parties for the period covered by such annual Biotherapeutics Research Plan in a manner consistent with the terms of this Agreement, including, without limitation, the objectives set forth in Section 2.1.1, the terms and conditions set forth in Section 2.2, and Schering-Plough’s obligations under Section 9.1. The Biotherapeutics Research Plans shall cover all aspects of Biotherapeutics Research relating to the generation of Antibodies, Antisense Compounds and Proteins relating to Program Targets that have not become Released Targets or Reverted Targets and the identification, characterization, selection, optimization and research of Program Antibodies, Program Antisense Compounds and Program Proteins prior to their designation as Collaboration Products, and shall include, with reasonable specificity, the Biotherapeutics Research activities to be performed by each party and the Biotherapeutics Research activities, if any, to be performed by subcontractors.

5.2.3           The Joint Research Committee may agree on modifications, and recommend that the Joint Management Committee approve such modifications, to the provisions of any Biotherapeutics Research Plan at any time.  Without limiting the foregoing, the Joint Research Committee shall conduct a [**] review of each Biotherapeutics Research Plan and shall recommend that the Joint Management Committee approve such modifications to the applicable Biotherapeutics Research Plan as the Joint Research Committee may deem to be appropriate as a result of such review.

ARTICLE 6.    DEVELOPMENT PROGRAMS

6.1           General.  Schering-Plough shall be solely responsible for the Development of Collaboration Products in the Field subject to its obligations under Section 9.1.  Lexicon shall be solely responsible for the Development of Reverted Products in the Field subject to its obligations under Section 9.4.

6.2           Selection of Collaboration Products for Development.  Schering-Plough shall be responsible, subject to its obligations under Section 9.1, for selecting Program Antibodies, Program Antisense Compounds and Program Proteins (with respect to Program Targets other than Released Targets or Reverted Targets) for Development as Collaboration Products, and shall promptly notify the Joint Management Committee of each such Program Antibody, Program Protein or Program Antisense Compound that has been selected by Schering-Plough as a development candidate; provided that the initiation of GLP toxicology studies with respect to a Program Antibody, Program Antisense Compound or Program Protein produced under GMP conditions shall be conclusively deemed to constitute its selection for Development as a Collaboration Product.  Lexicon shall have the reciprocal obligations for any Reverted Product.

6.3           Annual Development Reports.  Within [**] of finalizing and approving an early Development plan for a Collaboration Product, Schering-Plough will provide a summary of the plan to Lexicon.  Thereafter, Schering-Plough will provide Lexicon with an annual report on the progress under such plan and projections for the Development plan for the upcoming year, such reports to be the Confidential Information of Schering-Plough.  Lexicon shall have the reciprocal obligations for any Reverted Product.

ARTICLE 7.     COMMERCIALIZATION OF COLLABORATION PRODUCTS

7.1           General.  Schering-Plough shall be solely responsible for the Commercialization of Collaboration Products in the Field subject to its obligations under Section 9.1.  Lexicon shall be solely responsible for the Commercialization of Reverted Products in the Field subject to its obligations under Section 9.4.

7.2           Annual Commercialization Reports.  Schering-Plough will promptly notify Lexicon of all Regulatory Approvals for Collaboration Products and will provide royalty reports on any Net Sales of such Collaboration Product pursuant to Section 10.4.3 herein.  Lexicon shall have the reciprocal obligations for any Reverted Product.

ARTICLE 8.    GRANTS OF RIGHTS

8.1           Grants of Research Licenses for Purposes of Collaboration.

8.1.1           By Lexicon.  Subject to the terms of this Agreement, during the Collaboration Term, Lexicon hereby grants to Schering-Plough and its Affiliates, within the Territory, (a) a non-exclusive right and license (without any right to sublicense, except as set forth below) under Lexicon’s rights in the Lexicon Background Materials and the Lexicon Background Technology, including, without limitation, any Patent Rights Controlled by Lexicon Covering the foregoing, and (b) a co-exclusive right and license (without any right to sublicense, except as set forth below) under Lexicon’s rights in the Program Intellectual Property, in each case to (i) generate Antibodies, Antisense Compounds and Proteins relating to Program Targets that have not become Released Targets or Reverted Targets and (ii) identify, characterize, select, optimize and research Program Antibodies, Program Antisense Compounds and Program Proteins relating to such Program Targets prior to their designation as Collaboration Products, in each case in the conduct of the Collaboration. Such right and license shall include the right to grant sublicenses to Affiliates of Schering-Plough and to Third Parties that are approved by the Joint Management Committee.

8.1.2           By Schering-Plough.  Subject to the terms of this Agreement, during the Collaboration Term, Schering-Plough hereby grants to Lexicon and its Affiliates, within the Territory, (a) a non-exclusive right and license (without any right to sublicense, except as set forth below) under Schering-Plough’s rights in the Schering-Plough Background Materials and the Schering-Plough Background Technology, including, without limitation, any Patent Rights Controlled by Schering-Plough Covering the foregoing,  and (b) a co-exclusive right and license (without any right to sublicense, except as set forth below) under Schering-Plough’s rights in the Program Intellectual Property, in each case to (i) generate Antibodies, Antisense Compounds and Proteins relating to Program Targets that have not become Released Targets and (ii) identify, characterize, select, optimize and research Program Antibodies, Program Antisense Compounds and Program Proteins relating to such Program Targets prior to their designation as Collaboration Products, in each case in the conduct of the Collaboration.  Such right and license shall include the right to grant sublicenses to Affiliates of Lexicon and to Third Parties that are approved by the Joint Management Committee.

8.2           Grants of Development and Commercialization Licenses.

8.2.1           By Lexicon.  Subject to the terms of this Agreement, Lexicon hereby grants to Schering-Plough and its Affiliates, within the Territory, (a) a non-exclusive right and license, with the right to sublicense, under Lexicon’s rights in the Lexicon Background Materials and the Lexicon Background Technology, including, without limitation, any Patent Rights Controlled by Lexicon Covering the foregoing, and (b) an exclusive right and license, with the right to sublicense, under Lexicon’s rights in the Program Intellectual Property to research, Develop, make, have made, import, use, have used, offer for sale, sell and have sold Collaboration Products in the Field.  Any such sublicense shall be set forth in a written agreement containing confidentiality, non-use, ownership of intellectual property and audit provisions consistent with and no less restrictive than those contained herein, shall be subject and subordinate to the terms and conditions of this Agreement, and shall obligate the (sub)licensee to make the royalty payments required hereunder; provided that Schering-Plough shall remain responsible for all payments due to Lexicon hereunder.  Schering-Plough shall provide Lexicon with a copy of each sublicense agreement promptly after executing the same; provided, however, that subject to the exceptions set forth in Section 1.19, each such sublicense agreement shall be Confidential Information of Schering-Plough.

8.2.2           By Schering-Plough.  Subject to the terms of this Agreement, Schering-Plough hereby grants to Lexicon and its Affiliates, within the Territory, (a) a non-exclusive right and license, with the right to sublicense, under Schering-Plough’s rights in the Schering-Plough Background Materials and the Schering-Plough Background Technology, including, without limitation, any Patent Rights Controlled by Schering-Plough Covering the foregoing, and (b) an exclusive right and license, with the right to sublicense, under Schering-Plough’s rights in the Program Intellectual Property to research, Develop, make, have made, import, use, have used, offer for sale, sell and have sold Reverted Products in the Field.    Any such sublicense shall be set forth in a written agreement containing confidentiality, non-use, ownership of intellectual property and audit provisions consistent with and no less restrictive than those contained herein, shall be subject and subordinate to the terms and conditions of this Agreement, and shall obligate the (sub)licensee to make the royalty payments required hereunder; provided that Lexicon shall remain responsible for all payments due to Schering-Plough hereunder.  Lexicon shall provide Schering-Plough with a copy of each sublicense agreement promptly after executing the same; provided, however, that subject to the exceptions set forth in Section 1.19, each such sublicense agreement shall be Confidential Information of Lexicon.

8.3           Additional Rights to Use of Mutant Mice.  Subject to the terms of this Agreement, in addition to the rights granted under Section 8.1.1, Lexicon hereby grants Schering-Plough and its Affiliates, within the Territory, the right, with respect to lines of Mutant Mice made in the Target Function Discovery Program, to use mice delivered by Lexicon to Schering-Plough pursuant to Section 4.3, and progeny thereof, solely for the internal research use of Schering-Plough and its Affiliates; provided that the foregoing rights shall specifically exclude rights to use such mice in the research, development or Commercialization of (a) any Antibody or Antisense Compound acting through a Reverted Target or (b) any Protein encoded by a Reverted Target.

8.4           Use of Target Function Discovery Program Data.  Subject to the terms of this Agreement, and without either party granting any right or license under the Patent Rights Controlled by such party, Schering-Plough and Lexicon shall each have the right to use the data generated in the Target Function Discovery Program for any purpose other than the Development or Commercialization of Program Antibodies, Program Antisense Compounds, Program Proteins or Collaboration Products or Reverted Products.

8.5           Released Targets Freedom to Operate and Research License.  Nothing in this Agreement shall restrict either party or any of its Affiliates from conducting research on any of the Released Targets, or from developing and commercializing products (other than previously designated Collaboration Products) that act through or are encoded by Released Targets, on their own or with a Third Party.  Additionally, subject to the terms of this Agreement, each party hereby grants to the other party and its Affiliates, within the Territory, a non-exclusive right and license (without any right to sublicense) under such party’s rights in the Program Intellectual Property relating to Released Targets, in each case solely for the internal research use of the other party and its Affiliates.

8.6           No Grant of Other Technology or Patent Rights.  Except as otherwise expressly provided in this Agreement, under no circumstances shall a party hereto, as a result of this Agreement, obtain any ownership interest in or other right to any technology, know-how, patents, patent applications, gene or genomic sequence data or information, products, or biological materials of the other party, including items owned, controlled or developed by, or licensed to, the other party, or transferred by the other party to said party, at any time pursuant to this Agreement.

ARTICLE 9.    DILIGENCE OBLIGATIONS

9.1           Diligent Efforts.  Subject to the expiration of the ninety-day period set forth in Section 16.3.1, Schering-Plough shall use Diligent Efforts (a) to actively Develop and pursue Regulatory Approval in all Major Markets for at least one Collaboration Product acting through each Program Target that has not become a Released Target or Reverted Target, and (b) following such Regulatory Approval to Commercialize such Collaboration Product.

9.2           Effect of Failure to Satisfy Diligence Obligations. With respect to each Program Target that has not become a Released Target for which Schering-Plough fails to timely satisfy its diligence obligations under Section 9.1 above, at the option of Lexicon, as its sole and exclusive remedy therefor, subject to Sections 3.7.2, 15.2 and 16.7 hereof, such Program Target shall become a Reverted Target and (a) the licenses granted under Section 8.2.1 with respect to any Collaboration Product(s) acting through such Program Target shall terminate and such Collaboration Product(s) shall become Reverted Product(s) subject to the licenses granted under Section 8.2.2, (b) Schering-Plough shall deliver to Lexicon copies of all data, information, registrations and applications therefor relating to Collaboration Product(s) acting through such Program Target, to the extent not previously provided, and (c) Lexicon shall have the right, within the period of [**] following Schering-Plough’s delivery of such copies, to obtain an assignment and transfer to Lexicon of all regulatory filings and submissions and Regulatory Approvals relating to such Collaboration Product(s) by delivering written notice thereof to Schering-Plough.

9.3           Assignment and Transfer of Materials, Information and Regulatory Filings. With respect to each Collaboration Product for which Lexicon exercises its right, under Section 9.2(c) above, Schering-Plough (a) shall promptly deliver to Lexicon all materials relating to such Collaboration Product (including, without limitation, Program Materials and supplies of such Collaboration Product) in the possession of Schering-Plough and its Affiliates as may be reasonably requested by Lexicon, (b) shall promptly deliver to Lexicon copies of all data and information relating to such Collaboration Product, and (c) shall assign and transfer to Lexicon all regulatory filings and submissions and Regulatory Approvals relating to such Collaboration Product, subject to Lexicon’s reimbursement of the out-of-pocket expenses reasonably incurred by Schering-Plough to effect such deliveries, transfer and assignment.

9.4           Lexicon Diligence.  Lexicon shall use Diligent Efforts (a) to actively Develop and pursue Regulatory Approval in all Major Markets for at least one Reverted Product acting through each Reverted Target, and (b) following such Regulatory Approval to Commercialize such Reverted Product. With respect to each Reverted Target for which Lexicon fails to timely satisfy its diligence obligations under this Section 9.4 above, at the option of Schering-Plough, as its sole and exclusive remedy therefor, subject to Sections 3.7.2, 15.2 and 16.7 hereof, such Reverted Target shall become a Released Target.

ARTICLE 10.    FINANCIAL TERMS

10.1           Termination and Deemed Satisfaction of Cost Sharing Arrangements under Predecessor Agreement. The parties agree that neither party shall have any financial obligation under the Predecessor Agreement, including, without limitation, with respect to Allowable Costs (as defined in the Predecessor Agreement), all of which are hereby deemed to have been fully satisfied as of the Effective Date or replaced by the financial obligations set forth in this Article 10. For clarity, the parties acknowledge the payments made by Organon under the Predecessor Agreement and agree that all such payments shall be deemed to have been fully earned by Lexicon as of the Effective Date.

10.2           Payment for Mice Requested by Schering-Plough; Funding of Biotherapeutics Research Program Costs and Target Function Discovery Program Costs.

(a)           Schering-Plough shall pay Lexicon [**] for each line of Mutant Mice requested by Schering-Plough in accordance with Section 4.3 to cover Lexicon’s costs for the rederivation, breeding and shipment of such mice.  Lexicon shall deliver to Schering-Plough an invoice for such amount upon shipment. Schering-Plough shall pay Lexicon the invoiced amount within [**] of the receipt of the invoice therefor.

(b)           Within [**] of the end of each [**], Lexicon shall deliver to Schering-Plough an invoice for Biotherapeutics Research Program Costs, pursuant to an agreed upon budget (and, to the extent applicable, Target Function Discovery Program Costs), if any, for such [**]. Schering-Plough shall pay Lexicon the invoiced amount within [**] of the receipt of the invoice therefor. Lexicon shall keep complete and accurate records in sufficient detail to properly reflect all Biotherapeutics Research Program Costs (and, to the extent applicable, Target Function Discovery Program Costs).

10.3           Milestone Payments with Respect to Collaboration Products.  Schering-Plough shall pay to Lexicon the following milestone payments for each Collaboration Product to achieve the specified milestone:

Milestone Event	Payment Amount (U.S. Dollars)
Selection of Collaboration Product for Development	$ [**]
Commencement of the first Phase 1 Clinical Trial	$ [**]
Commencement of the first Phase 2 Clinical Trial	$ [**]
Commencement of the first Phase 3 Clinical Trial	$ [**]
First Regulatory Approval in the United States	$ [**]
First Regulatory Approval in a European Major Market Country	$ [**]
TOTAL:	$ 39,000,000

The milestone payments payable under this Section 10.3 shall be subject to the following conditions.

(a)           For each Program Target for which a Collaboration Product is being Developed, only one (1) set of milestone payments indicated above shall be paid, upon the first achievement of such milestone, regardless of the number of Collaboration Products for that Program Target to achieve such milestones.

(b)           If any milestone event for a Collaboration Product is achieved prior to or in the absence of the achievement of any preceding milestone event for such Collaboration Product (e.g., First Regulatory Approval in the United States for a Collaboration Product without a Phase 3 Clinical Trial) then, effective upon achievement of any such milestone event, all previously unpaid payments for any such preceding milestone event(s) shall also become due and payable.

Schering-Plough shall notify Lexicon of the occurrence of any milestone event with respect to a Collaboration Product within [**] of the occurrence of such event and make the associated milestone payment within [**] of receipt of an invoice for such payment. Milestone payments shall be non-refundable and shall not be credited against royalties payable to Lexicon under this Agreement.

10.4           Royalties Payable with Respect to Collaboration Products.

10.4.1           Royalty Rates. Schering-Plough shall pay royalties on Net Sales of each Collaboration Product in the Field at the rates specified below:

Cumulative Annual Net Sales in the Territory of a Collaboration Product in a Contract Year	Royalty Rate
Up to U.S. $[**]	[**]%
U.S. $[**] to less than U.S. $[**]	[**]%
U.S. $[**] and Greater	[**]%

For example, if aggregate Net Sales of a Collaboration Product in the Territory for any Contract Year were U.S. $[**], then Schering-Plough would pay to Lexicon royalties of U.S. $[**] with respect to such Net Sales [**].

10.4.2           Royalty Term. Royalties shall be payable, on a product-by-product and country-by-country basis, on Net Sales of Collaboration Products in the Field for the longer of (a) the term of any Patent Rights Controlled by a party with a Valid Claim Covering the composition of matter or therapeutic use of such Collaboration Product in such country, (b) the expiration of regulatory exclusivity for such Collaboration Product in such country, or (c) [**] after the First Commercial Sale of such Collaboration Product in such country.

10.4.3           Royalty Reporting and Payment.

10.4.3.1                 Royalty Reports.  During the term of this Agreement following the First Commercial Sale of any Collaboration Product, Schering-Plough shall, within [**] after each [**], furnish to Lexicon a written [**] report showing, on a product-by-product and country-by-country basis:

(a)           the Net Sales of each Collaboration Product during the reporting period;

(b)           the royalties payable in United States dollars which shall have accrued hereunder in respect of such Net Sales;

(c)           withholding taxes, if any, required by law to be deducted in respect of such royalties;

(d)           the date of the First Commercial Sale of any Collaboration Products in any country during the reporting period; and

(e)           the exchange rates used in determining the amount of United States dollars payable hereunder.

Royalties payable on sales in countries other than the United States shall be calculated in accordance with the standard exchange rate conversion practices used by Schering-Plough for financial accounting purposes.  If no royalty or payment is due for any royalty period hereunder, Schering-Plough shall so report. Schering-Plough shall keep, and shall require its (sub)licensees to keep (all in accordance with generally accepted accounting principles, consistently applied), complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined. Schering-Plough shall include in each agreement with each applicable (sub)licensee a provision requiring such (sub)licensee to make reports to Schering-Plough, to keep and maintain records of sales made pursuant to such agreement and to grant access to such records by Lexicon’s independent certified public accountant to the same extent required of Schering-Plough under this Agreement.

10.4.3.2                 Royalty Payment Terms.  Royalty payments for each [**] shall be due and payable at the time the applicable report under Section 10.4.3.1 for such [**] shall be due.

10.4.4           Audits.  Upon the written request of Lexicon, Schering-Plough shall permit an independent certified public accountant selected by Lexicon and acceptable to Schering-Plough, which acceptance shall not be unreasonably withheld, to have access, at reasonable times and during normal business hours, and under obligations of strict confidence under a secrecy agreement with Schering-Plough, to such records of Schering-Plough as may be reasonably necessary to verify the accuracy of the reports described herein, in respect of any fiscal year ending not more than [**] prior to the date of such request.  Each party shall use commercially reasonable efforts to schedule all such verifications within [**] after Lexicon makes its written request.  All such verifications shall be conducted not more than [**].  The report of Lexicon’s independent certified public accountant shall be made available to both parties.  Subject to Schering-Plough’s rights under Section 16.7, in the event Lexicon’s independent certified public accountant concludes that additional amounts were owed to Lexicon for such period, the additional amounts shall be paid by Schering-Plough within [**] of the date Lexicon delivers to Schering-Plough such independent certified public accountant’s written report so concluding, unless such report contains demonstrable error.  In the event Lexicon’s independent certified public accountant concludes that there was an overpayment to Lexicon during such period, the overpayment shall be repaid by Lexicon within [**] of the date Lexicon received such independent certified public accountant’s written report so concluding, unless such report contains demonstrable error.  The fees charged by such independent certified public accountant shall be paid by Lexicon unless such audit discloses an underpayment of more than [**] of the amount due under this Agreement for the period in question, in which case Schering-Plough will bear the full cost of such audit.  Lexicon agrees that all information subject to review under this Section 10.4.4 or under any agreement with a (sub)licensee of Schering-Plough is confidential and that Lexicon shall cause its independent certified public accountant to retain all such information in confidence.  Lexicon’s independent certified public accountant shall only report to Lexicon as to the computation of gross sales, Net Sales and royalties payable under this Agreement, and shall not disclose to Lexicon any other information of Schering-Plough or any of its (sub)licensees.

10.5           Milestone Payments with Respect to Reverted Products.  Lexicon shall pay to Schering-Plough the following milestone payments for each Reverted Product to achieve the specified milestone:

Milestone Event	Payment Amount (U.S. Dollars)
First Regulatory Approval in the United States	$ [**]
First Regulatory Approval in a European Major Market Country	$ [**]

The milestone payments payable under this Section 10.5 shall be subject to the condition that, for each Reverted Target for which a Reverted Product is being Developed, only one (1) set of milestone payments indicated above shall be paid, upon the first achievement of such milestone, regardless of the number of Reverted Products for that Reverted Target to achieve such milestones.  Lexicon shall notify Schering-Plough of the occurrence of any milestone event with respect to a Reverted Product within [**] of the occurrence of such event and make the associated milestone payment within [**] of receipt of an invoice for such payment. Milestone payments shall be non-refundable and shall not be credited against royalties payable to Schering-Plough under this Agreement.

10.6           Royalties Payable with Respect to Reverted Products.

10.6.1           Royalty Rates. Lexicon shall pay royalties on Net Sales of each Reverted Product in the Field at rates equal to [**] of the rates set forth for Schering-Plough in Section 10.4.1.

10.6.2           Royalty Term. Royalties shall be payable, on a product-by-product and country-by-country basis, on Net Sales of Reverted Products in the Field for the longer of (a) the term of any Patent Rights Controlled by a party with a Valid Claim Covering the composition of matter or therapeutic use of such Reverted Product in such country, (b) the expiration of regulatory exclusivity for such Reverted Product in such country, or (c) [**] after the First Commercial Sale of such Reverted Product in such country.

10.6.3           Royalty Reporting and Payment.

10.6.3.1                 Royalty Reports.  During the term of this Agreement following the First Commercial Sale of any Collaboration Product, Lexicon shall, within [**] after each [**], furnish to Schering-Plough a written [**] report showing, on a product-by-product and country-by-country basis:

(a)           the Net Sales of each Reverted Product during the reporting period;

(b)           the royalties payable in United States dollars which shall have accrued hereunder in respect of such Net Sales;

(c)           withholding taxes, if any, required by law to be deducted in respect of such royalties;

(d)           the date of the First Commercial Sale of any Reverted Products in any country during the reporting period; and

(e)           the exchange rates used in determining the amount of United States dollars payable hereunder.

Royalties payable on sales in countries other than the United States shall be calculated in accordance with the standard exchange rate conversion practices used by Lexicon for financial accounting purposes.  If no royalty or payment is due for any royalty period hereunder, Lexicon shall so report. Lexicon shall keep, and shall require its (sub)licensees to keep (all in accordance with generally accepted accounting principles, consistently applied), complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined. Lexicon shall include in each agreement with each applicable (sub)licensee a provision requiring such (sub)licensee to make reports to Lexicon, to keep and maintain records of sales made pursuant to such agreement and to grant access to such records by Schering-Plough’s independent certified public accountant to the same extent required of Lexicon under this Agreement.

10.6.3.2                 Royalty Payment Terms.  Royalty payments for each [**] shall be due and payable at the time the applicable report under Section 10.6.3.1 for such [**] shall be due.

10.6.4           Audits.  Upon the written request of Schering-Plough, Lexicon shall permit an independent certified public accountant selected by Schering-Plough and acceptable to Lexicon, which acceptance shall not be unreasonably withheld, to have access, at reasonable times and during normal business hours, and under obligations of strict confidence under a secrecy agreement with Lexicon, to such records of Lexicon as may be reasonably necessary to verify the accuracy of the reports described herein, in respect of any fiscal year ending not more than [**] prior to the date of such request.  Each party shall use commercially reasonable efforts to schedule all such verifications within [**] after Schering-Plough makes its written request.  All such verifications shall be conducted not more than [**].  The report of Schering-Plough’s independent certified public accountant shall be made available to both parties.  Subject to Lexicon’s rights under Section 16.7, in the event Schering-Plough’s independent certified public accountant concludes that additional amounts were owed to Schering-Plough for such period, the additional amounts shall be paid by Lexicon within [**] of the date Schering-Plough delivers to Lexicon such independent certified public accountant’s written report so concluding, unless such report contains demonstrable error.  In the event Schering-Plough’s independent certified public accountant concludes that there was an overpayment to Schering-Plough during such period, the overpayment shall be repaid by Schering-Plough within [**] of the date Schering-Plough received such independent certified public accountant’s written report so concluding, unless such report contains demonstrable error.  The fees charged by such independent certified public accountant shall be paid by Schering-Plough unless such audit discloses an underpayment of more than [**] of the amount due under this Agreement for the period in question, in which case Lexicon will bear the full cost of such audit.  Schering-Plough agrees that all information subject to review under this Section 10.6.4 or under any agreement with a (sub)licensee of Lexicon is confidential and that Schering-Plough shall cause its independent certified public accountant to retain all such information in confidence.  Schering-Plough’s independent certified public accountant shall only report to Schering-Plough as to the computation of gross sales, Net Sales and royalties payable under this Agreement, and shall not disclose to Schering-Plough any other information of Lexicon or any of its (sub)licensees.

10.7           Withholding Taxes.  In the event that any royalties due to a party are subject to withholding tax required by law to be paid to the taxing authority of any foreign country, the amount of such tax may be withheld from the applicable royalties due such party.  The party owing such royalties shall promptly pay such tax on behalf of the party due such royalties and shall furnish such party with a certificate of withholding tax so deducted for such party’s avoidance of duplicate taxation in multiple countries. Neither party may deduct any other withholding or any other governmental charges from the payments agreed upon under this Agreement, except to the extent same are paid on behalf of, or for the benefit of, the other party. Each party shall maintain official receipts of payment of any such withholding taxes and shall forward such receipts to the other party.

10.8           Blocked Currency.  If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, the party owing such payment shall give the other party prompt written notice and shall make such payment due under this Article 10 through such means or methods as are lawful in such country as the party owed such payment may reasonably designate.  Failing the designation by the party owed such payment of such lawful means or methods within [**] after such written notice is given to such party, the other party shall deposit such royalty payment in local currency to the credit of the party owed such payment in a recognized banking institution designated by such party, or if none is designated by such party within the [**] period described above, in a recognized banking institution selected by the party owing such payment and identified in a written notice to the other party, and such deposit shall fulfill all obligations of the party owing such payment to the other party with respect to such payment.

10.9           Interest on Late Payments. A party shall have the right to seek to collect interest on any payments owed to such party that are not paid on or before [**] after the date such payments are due under this Agreement at a rate equal to [**], provided, however, if the failure to pay continues for more than [**] after receipt of written notice of delinquency, then the applicable interest rate shall be [**], calculated on the total number of days payment is delinquent. The party to which interest is owed shall send a written notice to the delinquent party notifying it of any such delinquency; provided, that such party shall not be required to send more than two (2) such notices in any Contract Year and; provided, further, that the date of delivery of such notice shall not affect the calculation of the amount of interest owed hereunder.

10.10           Manner of Payment.  Except as provided in Section 10.8, payments to be made by a party under this Agreement shall be payable in United States dollars and shall be paid by bank wire transfer in immediately available funds to such bank account in the state and country in which the receiving party’s principal office is located as is designated in writing by such party from time to time.

ARTICLE 11.   INTELLECTUAL PROPERTY

11.1           Ownership of Intellectual Property.

11.1.1           Ownership by Lexicon of the Lexicon Background Materials and Lexicon Background Technology.  Subject to the rights and licenses granted under this Agreement, Lexicon (and its licensors, as applicable) shall own and retain all rights to the Lexicon Background Materials and Lexicon Background Technology.

11.1.2           Ownership by Schering-Plough of the Schering-Plough Background Materials and Schering-Plough Background Technology.  Subject to the rights and licenses granted under this Agreement, Schering-Plough (and its licensors, as applicable) shall own and retain all rights to the Schering-Plough Background Materials and Schering-Plough Background Technology.

11.1.3           Ownership of Program Intellectual Property.

11.1.3.1                 Inventorship. Inventorship for patentable inventions and discoveries conceived or reduced to practice during the course of the performance of activities pursuant to this Agreement shall be determined in accordance with U.S. patent laws for determining inventorship.  In the event of a dispute regarding inventorship, if the parties are unable to resolve such inventorship dispute, the Joint Management Committee shall establish a procedure to resolve such dispute, that may include engaging a Third Party patent attorney jointly selected by the parties to resolve such dispute, which resolution by such patent attorney shall be binding upon the parties.

11.1.3.2                 Ownership of Program Technology and Program Intellectual Property.  Title to all Program Technology and Program Intellectual Property shall be based upon the inventorship for such Program Technology and Program Intellectual Property.  To the extent either party has assigned to the other party, under the terms of the Predecessor Agreement, an undivided joint interest in any invention made solely by employees, agents, consultants or contractors of such party and its Affiliates, the party receiving such assignment shall re-assign such interest to the party making such assignment. Each party shall promptly disclose to the other party any inventions within the Program Technology and Program Intellectual Property made by such party’s Affiliates, employees, agents or consultants.

11.2           Prosecution and Maintenance of Program Patent Rights.

11.2.1           Primary Prosecution Rights. The responsibility for (a) preparing, filing and prosecuting patent applications (including, but not limited to, provisional, reissue, continuing, continuation, continuation-in-part, divisional, and substitute applications and any foreign counterparts thereof) Covering inventions within the Program Technology and Program Intellectual Property; (b) maintaining any Program Patent Rights; and (c) managing any interference or opposition or similar proceedings relating to the foregoing ((a) through (c), collectively, “Patent Prosecution”) shall be the responsibility of the owner of such inventions determined in accordance with Section 11.1; provided that the Joint Management Committee shall determine which of the parties shall be responsible for Patent Prosecution with respect to inventions jointly owned by the parties, taking into account, among other factors, the nature of the claimed subject matter, the relative contribution of each party to the claimed subject matter and the relatedness of the claimed subject matter to that in other patent applications being prosecuted by the parties.  Notwithstanding the foregoing, the party holding an exclusive license under Sections 8.1 and 8.2 to Program Patent Rights Covering a Program Antibody, Program Antisense Compound, Program Protein or Collaboration Product or Reverted Product that incorporates or is derived from any Program Antibody, Program Antisense Compound or Program Protein shall be responsible for Patent Prosecution with respect to such Program Patent Rights.  All decisions related to (y) [**] or (z) [**], shall be the responsibility of the party responsible for Patent Prosecution.

11.2.2           Secondary Prosecution Rights.  If the prosecuting party elects not to continue pursuing Patent Prosecution for an invention within the Program Technology and Program Intellectual Property (and the other party has joint ownership of or a license under such Program Patent Rights pursuant to this Agreement), then the prosecuting party shall notify the other party in writing of such election at least [**] prior to the last available date for action to preserve such Program Patent Rights.  If such other party elects to continue Patent Prosecution, it will not be liable to the other party in any way with respect to its handling of, or the results obtained from, such Patent Prosecution.  The other party will provide the party taking over Patent Prosecution with such assistance and execute such documents as are necessary to continue or permit such Patent Prosecution.

11.2.3           Right of Review.  The prosecuting party under Sections 11.2.1 or 11.2.2 shall provide the other party with a reasonable opportunity to review and provide substantive input to material decisions relating to Patent Prosecution.  The prosecuting party shall furnish to the other party copies of any substantive actions prepared for the U.S. Patent and Trademark Office or its foreign counterparts that may materially affect the Program Patent Rights being prosecuted or maintained reasonably in advance of the filing of such action in order to provide such party with a meaningful opportunity to comment thereon.  Such action filed by the prosecuting party shall reflect any comments received from the other party that are received in a reasonably timely manner and are reasonably directed to maximizing the legal coverage of the claims of such Program Patent Rights being prosecuted or maintained.

11.2.4           Patent Prosecution Costs.  All Patent Prosecution expenses, including attorneys’ fees, incurred in the performance of Patent Prosecution under Section 11.2.1 or 11.2.2 shall be the responsibility of the prosecuting party.

11.2.5           Cooperation.  Each party hereby agrees:

(a)           to take all reasonable additional actions and execute such agreements, instruments and documents as may be reasonably required to perfect the other’s ownership interest in accordance with the intent of this Agreement, including, without limitation, requiring inventors to make appropriate patent assignments;

(b)           to make its employees, Affiliates, agents, independent contractors and consultants reasonably available to the other party (or to the other party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable the prosecuting party to undertake Patent Prosecution;

(c)           to provide the other party with copies of all material correspondence with the U.S. Patent and Trademark Office or its foreign counterparts related to Patent Prosecution;

(d)           to cooperate, if necessary and appropriate, with the other party in gaining patent term extensions wherever applicable to Program Patent Rights for Program Inventions; and

(e)           to endeavor in good faith to coordinate its efforts with the other party to minimize or avoid interference with the Patent Prosecution of the other party’s patent applications related to inventions within the Program Technology and Program Intellectual Property.

11.3           Patent Term Extension.  Each party shall cooperate with the other in obtaining patent term extension or supplemental protection certificates or their equivalents in any country with respect to the Program Patent Rights.

11.4           Enforcement of the Program Patent Rights.

11.4.1           Notices of Third Party Infringement.  Each party shall promptly provide the other party with written notice reasonably detailing any known or alleged infringement of Program Patent Rights by a Third Party.

11.4.2           Hatch-Waxman Notifications.  Each party shall provide to the other party copies of any allegations of alleged patent invalidity, unenforceability or non-infringement of a patent or patents with respect to Program Technology, Program Materials or Collaboration Products pursuant to a Paragraph IV Patent Certification by a Third Party filing an Abbreviated New Drug Application (i.e., an action under the Hatch-Waxman Act).  Such copies shall be provided promptly after receipt of such certification.

11.4.3           Other Notifications.  Each party shall provide to the other party copies of any notices it receives from Third Parties regarding any patent nullity actions, any declaratory judgment actions, any alleged infringement of Program Patent Rights or any alleged misappropriation of intellectual property with respect to Program Technology, Program Materials or Collaboration Products.  Such copies shall be provided promptly following receipt thereof.

11.4.4           Product-Related Infringement.

11.4.4.1                 Schering-Plough shall have the first right, but not the obligation, to institute and direct legal proceedings against any Third Party believed to be infringing the Program Patent Rights of either party by the manufacture, use, importation, offer for sale or sale of a product competitive with a Collaboration Product (whether a clinical or commercial product). Lexicon shall have the first right, but not the obligation, to institute and direct legal proceedings against any Third Party believed to be infringing the Program Patent Rights of either party by the manufacture, use, importation, offer for sale or sale of a product competitive with a Reverted Product (whether a clinical or commercial product).  Each party will bear its own costs, including attorneys’ fees, relating to such legal proceedings; provided that the party instituting such proceedings shall bear the other party’s out-of-pocket expenses, including attorneys’ fees, incurred in complying with requests for cooperation made by the first such party.  Any recovery in connection with such suit or proceeding will first be applied to reimburse the parties for their out-of-pocket expenses, including attorneys’ fees.  All recoveries resulting from such legal proceedings that are in excess of the parties’ costs of bringing or participating in such action, including attorneys’ fees, shall be shared equally by Lexicon and Schering-Plough.

11.4.4.2                 If the relevant party elects not to institute and direct legal proceedings against any Third Party believed to be infringing the Program Patent Rights of either party as described in Section 11.4.4.1, the other party shall have the right, but not the obligation, to institute and direct such legal proceedings.  Each party will bear its own costs, including attorneys’ fees, relating to such legal proceedings; provided that the party instituting such proceedings shall bear the other party’s out-of-pocket expenses, including attorneys’ fees, incurred in complying with requests for cooperation made by the first such party.  Any recovery in connection with such suit or proceeding will first be applied to reimburse the parties for their out-of-pocket expenses, including attorneys’ fees.  All recoveries resulting from such legal proceedings that are in excess of the parties’ costs of bringing or participating in such action, including attorneys’ fees, shall be shared equally by Lexicon and Schering-Plough.

11.4.4.3                 In the event that a party takes action under this Section 11.4.4, the other party shall cooperate to the extent reasonably necessary at the sole expense of the party taking such action.  Upon the reasonable request of the party taking such action, the other party shall join the suit and shall be represented in any such legal proceedings using counsel of its own choice.  Neither party shall settle or otherwise agree to the final disposition of any claim or proceeding relating to Program Patent Rights Controlled in whole or in part by the other party or licensed under this Agreement to the other party without the prior written consent of such other party, which consent shall not be unreasonably withheld.

11.4.5           Non-Product-Related Infringement.  Each party shall have the right, but not the obligation, to institute and direct legal proceedings against any Third Party believed to be infringing the Program Patent Rights solely owned by such party other than infringement relating to a Collaboration Product.  All costs, including attorneys’ fees, relating to such legal proceedings shall be borne by the party instituting such legal proceedings, and all recoveries resulting from such legal proceedings shall be retained by such party.  The parties shall consult with each other regarding the institution, prosecution and control of any action or proceeding with respect to infringement of any of the Program Patent Rights jointly owned by the parties other than infringement relating to a Collaboration Product.

11.5           Notices of Other Proceedings.

11.5.1           Each party shall notify the other in writing of any allegations it receives from a Third Party that the manufacture, use, sale, offer for sale or import of Program Technology, Program Materials or any Collaboration Product infringes the intellectual property rights of such Third Party.  Such notice shall be provided promptly following receipt of such allegations.

11.5.2           In the event that a party receives notice that it or any of its Affiliates have been individually named as a defendant in a legal proceeding by a Third Party alleging infringement of a Third Party patent or other intellectual property right as a result of the manufacture, use, sale, offer for sale or import of Program Technology, Program Materials or a Collaboration Product, such party shall immediately notify the other party in writing after the receipt of such notice.  Such written notice shall include a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing.

ARTICLE 12.    CONFIDENTIALITY

12.1           Nondisclosure Obligations.

12.1.1           General.  Except as otherwise provided in this Article 12, during the term of this Agreement and for a period of five (5) years thereafter, each Receiving Party shall maintain the Confidential Information of each Disclosing Party in confidence and use it only for purposes specifically authorized under this Agreement.

12.1.2           Limitations.  To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement and subject to advance written notification to the Disclosing Party: (a) a party may disclose to Third Parties Confidential Information it is otherwise obligated not to disclose under this Section 12.1, to its Affiliates, (sub)licensees, consultants, outside contractors and clinical investigators, on a strict need-to-know basis for the purposes contemplated by this Agreement and on condition that such entities or persons agree to keep the Confidential Information confidential for the same time periods and to the same extent as such party is required to keep the Confidential Information confidential hereunder; and (b) a party or its (sub)licensees may disclose, using appropriate measures to preserve confidentiality, such Confidential Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain authorizations to conduct clinical trials of, and to commercially market, Collaboration Products pursuant to this Agreement.  Furthermore, a Receiving Party may request permission from the Disclosing Party to disclose such Confidential Information to the extent that such disclosure is reasonably necessary to [**].

12.1.3           Required Disclosure.  A Receiving Party may disclose Confidential Information pursuant to interrogatories, requests for information or documents, subpoenas, civil investigative demands that are issued by a competent court or governmental agency or as otherwise clearly and specifically required by Law; provided, however, that the Receiving Party shall notify the Disclosing Party promptly upon receipt thereof, giving [**] the Disclosing Party sufficient advance notice to permit it to oppose, limit or seek confidential treatment for such disclosure; and provided, further, that the Receiving Party shall furnish only that portion of the Confidential Information which it is advised by counsel is legally required whether or not a protective order or other similar order is obtained by the Disclosing Party.

12.2           Injunctive Relief.  The parties hereto understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this Article 12 by either party or its employees, agents, officers or directors or any other person acting in concert with it or on its behalf.  Accordingly, each party shall be entitled to the granting of injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of this Article 12.

12.3           Publication.  Schering-Plough and Lexicon (each, a “Submitting Party”) may each publish or present data and results relating to a Collaboration Product or Reverted Product for which the Submitting Party holds a commercial license under Section 8.2 hereof, subject to the prior review of the proposed disclosure by the other party (each, a “Reviewing Party”), solely to determine (a) whether the proposed disclosure contains the Confidential Information of the Reviewing Party or (b) whether the information contained in the proposed disclosure should be the subject of a patent application to be filed by the Reviewing Party prior to such disclosure.  Each Submitting Party shall provide the Reviewing Party with the opportunity to review any proposed abstract, manuscript or presentation by delivering a copy thereof to the Reviewing Party no less than [**] before its intended submission for publication or presentation.  The Reviewing Party shall have [**] from its receipt of any such abstract, manuscript or presentation in which to notify the Submitting Party in writing of any specific objections to the disclosure, based on either the need to seek patent protection or concern regarding the specific disclosure of the Confidential Information of the Reviewing Party.  In the event the Reviewing Party objects to the disclosure, the Submitting Party agrees not to submit the publication or abstract or make the presentation containing the objected-to information until the Reviewing Party is given a reasonable additional period of time (not to exceed an additional [**]) to seek patent protection for any material in the disclosure which the Reviewing Party believes is patentable or, in the case of Confidential Information, to allow the Submitting Party to delete any Confidential Information of the Reviewing Party from the proposed disclosure. The Submitting Party agrees to delete from the proposed disclosure any Confidential Information of the Reviewing Party upon request.

ARTICLE 13.    REPRESENTATIONS AND WARRANTIES

13.1           Representations, Warranties and Covenants of Lexicon.  Lexicon represents and warrants to and covenants with Schering-Plough that:

13.1.1           Lexicon is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware;

13.1.2           Lexicon has the corporate and legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to Schering-Plough in this Agreement;

13.1.3           Lexicon has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

13.1.4           upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Lexicon, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

13.1.5           the performance of Lexicon’s obligations under this Agreement will not conflict with its charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party;

13.1.6           Lexicon will not during the term of this Agreement enter into any agreements, contracts or other arrangements that would be inconsistent with its obligations under this Agreement; and

13.1.7           To the best of Lexicon’s knowledge after reasonable inquiry, Lexicon is not aware of any patent or other intellectual property rights of any Third Party that would be infringed by its conduct of the Target Function Discovery Program, and has received no notice from any Third Party claiming any such infringement.

13.2           Representations, Warranties and Covenants of Schering-Plough. Schering-Plough represents and warrants to and covenants with Lexicon that:

13.2.1           SPRI, Organon and Intervet are registered companies duly organized, validly existing and in good standing under the laws of the jurisdiction under which they were organized;

13.2.2           Schering-Plough has the corporate and legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to Lexicon in this Agreement;

13.2.3           Schering-Plough has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

13.2.4           upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Schering-Plough enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

13.2.5           the performance of its obligations under this Agreement will not conflict with the charter documents or SPRI, Organon or Intervet or result in a breach of any agreements, contracts or other arrangements to which any of them is a party; and

13.2.6           Schering-Plough will not after the Effective Date enter into any agreements, contracts or other arrangements that would be inconsistent with its obligations under this Agreement.

13.3           Warranty Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY PRODUCT, PATENT RIGHTS, GOODS, SERVICES, BACKGROUND MATERIALS OR ANY OTHER SUBJECT MATTER OF THIS AGREEMENT, AND EACH PARTY HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.  IN ADDITION, THE PARTIES ACKNOWLEDGE THAT THE GENERATION OR USE OF BACKGROUND MATERIALS MAY BE COVERED BY ONE OR MORE VALID PATENTS OF THIRD PARTIES.  EACH PARTY ACKNOWLEDGES THAT EXERCISE BY IT OF THE RIGHTS AND LICENSES GRANTED TO IT PURSUANT TO ARTICLE 8 HEREOF MAY BE COVERED BY ONE OR MORE VALID PATENTS OF THIRD PARTIES.

13.4           Limited Liability.  EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, NEITHER LEXICON NOR SCHERING-PLOUGH WILL BE LIABLE WITH RESPECT TO ANY MATTER ARISING UNDER THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS.

ARTICLE 14.    INDEMNITY

14.1           Lexicon Indemnity Obligations.  Lexicon agrees to defend, indemnify and hold Schering-Plough, its Affiliates and their respective employees and agents harmless from all claims, losses, damages or expenses (including reasonable attorneys’ fees and costs of litigation) arising as a result of: (a) actual or asserted violations of any applicable law or regulation by Lexicon, its (sub)licensees and their respective Affiliates by virtue of which any Reverted Products manufactured, distributed or sold by Lexicon hereunder shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with any applicable law or regulation; (b) claims for bodily injury, death or property damage attributable to the manufacture, distribution, sale or use of any Reverted Products by Lexicon, its (sub)licensees and their respective Affiliates; (c) a recall of a Reverted Product manufactured, distributed or sold by Lexicon hereunder ordered by a governmental agency or required by a confirmed Reverted Product failure as reasonably determined by the parties hereto; or (d) Lexicon’s breach of any of its representations, warranties or covenants hereunder.

14.2           Schering-Plough Indemnity Obligations.  Schering-Plough agrees to defend, indemnify and hold Lexicon, its Affiliates and their respective employees and agents harmless from all claims, losses, damages or expenses (including reasonable attorneys’ fees and costs of litigation) arising as a result of:  (a) actual or asserted violations of any applicable law or regulation by Schering-Plough, its (sub)licensees and their respective Affiliates by virtue of which any Collaboration Products manufactured, distributed or sold by Schering-Plough hereunder shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with any applicable law or regulation; (b) claims for bodily injury, death or property damage attributable to the manufacture, distribution, sale or use of any Collaboration Products by Schering-Plough, its (sub)licensees and their respective Affiliates; (c) a recall of an Collaboration Product manufactured, distributed or sold by Schering-Plough hereunder ordered by a governmental agency or required by a confirmed Collaboration Product failure as reasonably determined by the parties hereto; or (d) Schering-Plough’s breach of any of its representations, warranties or covenants hereunder.

14.3           Limitation on Indemnity Obligations.  Neither party, its Affiliates or their respective employees and agents shall be entitled to the indemnities set forth in Sections 14.1 or 14.2, respectively, to the comparative extent the claim, loss, damage or expense for which indemnification is sought was caused by a grossly negligent, reckless or intentional act or omission by such party, its directors, officers, employees or authorized agents.

14.4           Procedure.  If a party or any of its Affiliates or their respective employees or agents (collectively, the “Indemnitee”) intends to claim indemnification under this Article 14, the Indemnitee shall promptly notify the other party (the “Indemnitor”) of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee, provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings.  The Indemnitor shall have the right to settle or compromise any claims for which it is providing indemnification under this Article 14, provided that the consent of the Indemnitee (which shall not be unreasonably withheld or delayed) shall be required in the event any such settlement or compromise would adversely affect the interests of the Indemnitee.  The indemnity agreement in this Article 14 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor.  The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to the Indemnitor’s ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 14, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 14. The Indemnitee under this Article 14, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

14.5           Insurance.  Schering-Plough and Lexicon shall maintain appropriate product liability insurance or maintain adequate self-insurance reserves with respect to Development, manufacture and Commercialization of Collaboration Products and Reverted Products, respectively, by such party in such amount as such party customarily maintains with respect to sales of its other products.  Each party shall maintain such insurance for so long as it continues to manufacture or sell Collaboration Products or Reverted Products, as applicable, and thereafter for so long as such party customarily maintains insurance with respect to sales of its other products.

ARTICLE 15.   EXPIRATION AND TERMINATION

15.1           Term of Agreement.  The term of this Agreement shall commence on the Effective Date and shall continue until the earlier of (a) the time, if applicable, that all Program Targets have become Released Targets, and (b) on a product-by-product and country-by-country basis, the expiration of the royalty term with respect to the relevant Collaboration Product or Reverted Product in such country under Section 10.4.2 or 10.6.2, as applicable.

15.2           Events of Default.  An “Event of Default” by either party mean any of the following events: (a) the occurrence of a breach of a material obligation under this Agreement (including, without limitation, the diligence obligations of the parties under Sections 9.1 and 9.4, respectively) if such party fails to remedy such breach within [**] after written notice thereof by the non-breaching party ([**] in the event of a party’s failure to make a payment required hereunder) or, if remediation of such breach in [**] is not practicable, if such party fails to commence and diligently pursue such remediation during such [**] period, or (b) the commencement of any proceeding in or for bankruptcy, insolvency, dissolution or winding up by or against such party that is not dismissed or otherwise disposed of within [**] thereafter.

15.3           Effect of an Event of Default.  In the event of an Event of Default, the non-defaulting party shall have the right, at its option exercisable in its sole discretion, in addition to any other rights or remedies available to it at law or in equity and subject to the limitations set forth in Sections 3.7.2, 13.4 and 16.7 hereof (and except as provided in Sections 9.2 and 9.4), to terminate this Agreement upon [**] notice thereof to the other party, in which case (a) the licenses granted to the defaulting party pursuant to Article 8 shall terminate and (b) the defaulting party shall return to the non-defaulting party or, upon the non-defaulting party’s option, destroy all information, materials or documentation provided by the non-defaulting party pursuant to this Agreement; provided that such termination shall apply to the rights and licenses granted to the defaulting party under Sections 8.1 and 8.2 with respect to a Collaboration Product or Reverted Product only in the event, and to the extent, that such Event of Default relates to such specific Collaboration Product or Reverted Product.  For the avoidance of doubt, the termination rights of the non-defaulting party under this Section 15.3 shall be in addition to any other rights or remedies available to it at law or in equity.  The rights and licenses granted to the defaulting party under Sections 8.1 and 8.2 with respect to any Collaboration Product or Reverted Product with respect to which no Event of Default has occurred shall, subject to such party’s applicable obligations under this Agreement with respect thereto, continue.  In the event that this Agreement is terminated pursuant to this Section 15.3, the defaulting party’s obligations under the exclusivity provisions set forth in Section 2.4 shall survive for five (5) years following such termination.

15.4           Effect of Expiration or Termination of Agreement.  The expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination.  The provisions of Articles 11, 12 and 14 and Sections 16.2 through 16.6 hereof shall survive the expiration or termination of this Agreement.  The rights and licenses granted to the non-defaulting party under Sections 8.1 and 8.2 hereof shall survive any termination of this Agreement by such non-defaulting party pursuant to Section 15.3.  The provisions of Sections 10.3 through 10.8 hereof shall survive any termination of this Agreement under which Schering-Plough, its (sub)licensees or their respective Affiliates retains the right to sell Collaboration Products until such time as this Agreement would have expired with respect to any Collaboration Product, as the case may be, in any country pursuant to Section 15.1 hereof had this Agreement not been earlier terminated.

ARTICLE 16.   MISCELLANEOUS

16.1           Force Majeure.  Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any obligation under this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority; provided, however, that the party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed.  Either party shall provide the other party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure.

16.2           Assignment.  This Agreement may not be assigned or otherwise transferred, in whole or in part, by either party without the consent of the other party; provided, however, that either Lexicon or Schering-Plough may, without such consent, assign its rights and obligations under this Agreement (a) to any Affiliate, or (b) in connection with a merger, consolidation or sale of such portion of a party’s assets that includes rights under this Agreement to an unrelated Third Party; provided, further, that such party’s rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including those business assets that are the subject of this Agreement.  Any purported assignment in violation of the preceding sentence shall be void.  Any permitted assignee shall assume all obligations of its assignor under this Agreement, unless the parties otherwise agree.

16.3           Change of Control.

16.3.1           Change of Control of Schering-Plough.  In the event that Schering-Plough or its parent corporation enters into a transaction with a Third Party that had revenues from the sale of pharmaceutical products, in the most-recently-completed calendar year preceding the date of the transaction, of at least ten billion dollars ($10,000,000,000), which transaction results in such Third Party becoming the beneficial owner, directly or indirectly, of securities representing fifty percent (50%) or more of either (a) the then-outstanding shares of common stock of Schering-Plough or its parent corporation, or (b) the combined voting power of the then-outstanding voting securities of Schering-Plough or its parent corporation, this Agreement shall remain in full force and effect, provided that Schering-Plough or its Third Party successor shall have [**] after such transaction, or [**] after the Effective Date in the case of Merck & Co., Inc. as the successor, to designate a Program Target as a Released Target pursuant to Section 2.3 herein (subject to Lexicon’s right, under Section 2.3, to designate such Program Target as a Reverted Target) because of an overlapping program at such Third Party successor.

16.3.2           Change of Control of Lexicon.  In the event that Lexicon enters into a transaction with a Third Party that had revenues from the sale of pharmaceutical products, in the most-recently-completed calendar year preceding the date of the transaction, of at least ten billion dollars ($10,000,000,000),  which transaction results in such Third Party becoming the beneficial owner, directly or indirectly, of securities representing fifty percent (50%) or more of either (a) the then-outstanding shares of common stock of Lexicon, or (b) the combined voting power of the then-outstanding voting securities of Lexicon, this Agreement shall remain in full force and effect; provided, however, that any Joint Management Committee and Joint Research Committee in effect shall terminate immediately and Schering-Plough shall no longer be obligated to provide reports to Lexicon or its Third Party successor with respect to Schering-Plough’s Biotherapeutics Research or Development efforts under Sections 2.2.4 or 6.3.

16.4           Severability.  Each party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries.  Should one or more provisions of this Agreement be or become invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions in lieu of such invalid provisions.  In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

16.5           Notices.  Any consent, notice or report required or permitted to be given or made under this Agreement by one of the notification parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by telephone, personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

If to Lexicon:	Lexicon Pharmaceuticals, Inc.
8800 Technology Forest Place
The Woodlands, Texas 77381
Attention:	President and Chief Executive Officer
Telephone:	(281) 863-3000
Facsimile:	(281) 863-8095

With a copy to:	Lexicon Pharmaceuticals, Inc.
8800 Technology Forest Place
The Woodlands, Texas 77381
Attention:	General Counsel
Telephone:	(281) 863-3000
Facsimile:	(281) 863-8010

If to Schering-Plough:	Schering-Plough Research Institute
2015 Galloping Hill Road
Kenilworth, New Jersey 07033
Attention:	Executive Director,
Discovery Collaborations
Telephone:	(908) 740-3290
Facsimile:	(908) 740-7164

With a copy to:	Schering Corporation
2000 Galloping Hill Road
Kenilworth, New Jersey 07033
Attention:	Legal Department,
Vice President, Licensing

All such communications shall be effective upon receipt.

16.6           Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, United States of America, without reference to the conflicts of law principles thereof.

16.7           Dispute Resolution.  Subject to Section 3.7.2, the parties hereby agree that they will first attempt in good faith to promptly resolve any controversy or claim arising out of or relating to this Agreement promptly by negotiations.  If a controversy or claim should arise hereunder, the matter shall be referred to an individual designated by the Chief Executive Officer (or the equivalent position) of Lexicon and by the President (or the equivalent position) of Schering-Plough’s research division (the “Representatives”).  If the matter has not been resolved within [**] of the first meeting of the Representatives of the parties (which period may be extended by written mutual agreement) concerning such matter, the parties shall be free to pursue all available recourse both at law and in equity.

16.8           Entire Agreement.  This Agreement, together with the exhibits and appendices hereto, contains the entire understanding of the parties with respect to the subject matter hereof.  All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

16.9           Publicity.  The terms of this Agreement shall be treated as the Confidential Information of the parties and, except to the extent required by applicable Law, shall not be disclosed to anyone (except for the parties’ respective employees, consultants, agents and attorneys assisting in the review and negotiation of this Agreement who have a need to know the terms of this Agreement) without the written permission of the other party.  If either party desires to release a separate announcement relating to this Agreement, it shall  first seek the other party’s written approval by submitting a draft of such proposed announcement to the other party for review and comment; provided that such approval shall not be unreasonably withheld or delayed.

16.10           Headings.  The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

16.11           No Partnership.  It is expressly agreed that the relationship between Lexicon and Schering-Plough shall not constitute a partnership, joint venture or agency.  Neither Lexicon nor Schering-Plough shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other party to do so.

16.12           Exports.  The parties acknowledge that the export of technical data, materials or products is subject to the exporting party receiving any necessary export licenses and that the parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either party.  Lexicon and Schering-Plough agree not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Agreement in violation of any applicable export control laws or governmental regulations.  Lexicon and Schering-Plough agree to obtain similar covenants from their licensees, (sub)licensees, or corporate partners, as the case may be, and contractors with respect to the subject matter of this Section 16.12.

16.13           Waiver.  The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

16.14           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute and deliver this Agreement as of the Effective Date.

LEXICON PHARMACEUTICALS, INC.	SCHERING CORPORATION,
acting through its Schering-Plough
Research Institute division

By	By
Name	Name
Title	Title

N.V. ORGANON	INTERVET INC.

By	By
Name	Name
Title	Title

Exhibit 1.40

Level 1 Phenotypic Analysis

Level 1 Phenotypic Analysis is an initial screen designed to identify primary characteristics resulting from selected mutations in Mutant Mice.  Level 1 Phenotypic Analysis currently includes the following assays, which may be changed from time to time at the Joint Research Committee’s reasonable scientific discretion.

[**]

Exhibit 1.41

Level 2 Phenotypic Analysis

Level 2 Phenotypic Analysis is an advanced screen designed to provide more detailed and focused data relating to primary characteristics identified as a result of Level 1 Phenotypic Analysis.  The Joint Research Committee may determine that Level 2 Phenotypic Analysis be performed for any one or more Therapeutic Area(s).  Level 2 Phenotypic Analysis currently includes (a) assays previously performed for Level 1 Phenotypic Analysis with respect to such Therapeutic Area(s) (utilizing greater numbers of Mutant Mice) and (b) additional assays represented by those described below, which may be changed from time to time at the Joint Research Committee’s reasonable scientific discretion.

Metabolism and Endocrinology

[**]

Cardiology

[**]

Neurology

[**]

Oncology

[**]

Immunology

[**]

Ophthalmology

[**]